UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.         )

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SIGMA-ALDRICH CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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SIGMA-ALDRICH CORPORATION
2015 PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
To be held May 5, 2015

sigma-aldrich.com
3050 Spruce Street, St. Louis, Missouri 63103 USA

March 20, 2015

Re: Annual Meeting of Shareholders

Dear Fellow Shareholders:

I am pleased to invite you to join us for the Sigma-Aldrich Corporation Annual Meeting of Shareholders to be held on Tuesday, May 5, 2015, at 10:00 a.m., Central Daylight Time, at the Sigma-Aldrich Life Science and Technology Center, 2909 Laclede Avenue, St. Louis, Missouri 63103. A live, listen-only audio webcast of the meeting will be available at www.sigmaaldrich.com under “Corporate – Investor Relations.” Details about the annual meeting, nominees for election to the Board of Directors and other matters to be acted on at the annual meeting are presented in the notice and proxy statement that follow.

It is important that your shares be represented at the annual meeting, regardless of the number of shares you hold and whether or not you plan to attend the meeting in person. Accordingly, please exercise your right to vote by following the instructions for voting on the Notice Regarding the Availability of Proxy Materials you received for the meeting or, if you received a paper or electronic copy of our proxy materials, by completing, signing, dating and returning your proxy card, or by internet or telephone voting as described in the proxy statement. Alternatively, you are, of course, welcome to join us in St. Louis on May 5 and cast your vote at the meeting in person.

On behalf of your Sigma-Aldrich Board of Directors and Management, it is my pleasure to express our appreciation for your continued support.

Sincerely,

Rakesh Sachdev

President and Chief Executive Officer

sigma-aldrich.com
3050 Spruce Street, St. Louis, Missouri 63103 USA

Notice of Annual Meeting of Shareholders

NOTICE IS HEREBY GIVEN that the Sigma-Aldrich Corporation 2015 Annual Meeting of Shareholders will be held at the Sigma-Aldrich Life Science and Technology Center, 2909 Laclede Avenue, St. Louis, Missouri 63103, on Tuesday, May 5, 2015 at 10:00 a.m., Central Daylight Time, for the following purposes:

1. To elect to the Board of Directors the ten nominees named in this proxy statement;

2. To ratify the appointment of KPMG LLP as Sigma-Aldrich Corporation’s independent registered public accounting firm for 2015;

3. To hold an advisory vote to approve named executive officer compensation; and

4. To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

Only shareholders of record as of the close of business on March 6, 2015 are entitled to notice of, and to vote at, the meeting and any adjournments thereof.

We are pleased once again to take advantage of U.S. Securities and Exchange Commission rules that allow companies to furnish proxy materials to their shareholders primarily over the Internet. We believe this process helps to expedite shareholders’ receipt of proxy materials, lower the costs of the meeting and conserve natural resources. On or about March 20, 2015, we mailed to our shareholders a notice containing instructions on how to access our 2015 Proxy Statement and 2014 Annual Report to Shareholders and how to vote. The notice also included instructions on how to receive a paper copy of the proxy materials, including the meeting notice, 2015 Proxy Statement and proxy/voting instruction card.

By Order of the Board of Directors,

George L. Miller, Senior Vice President, General Counsel and Secretary

March 20, 2015

YOUR VOTE IS IMPORTANT. YOU MAY VOTE IN ANY ONE OF THE FOLLOWING WAYS:

Use the Internet website shown on the Notice of Internet Availability or proxy card.	Use the toll-free telephone number shown on the proxy card.	Mark, sign, date and promptly return the proxy card in the postage-paid envelope.

Shareholders of record and beneficial owners holding a legal proxy who attend the meeting may revoke their proxies and vote in person if they desire.

i

2015 PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

ANNUAL MEETING OF SHAREHOLDERS

Time and Date	10:00 a.m., Central Daylight Time, May 5, 2015
Place	Sigma-Aldrich Corporation Life Science and Technology Center 2909 Laclede Avenue St. Louis, Missouri 63103
Record Date	March 6, 2015
Voting	Shareholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.
Admission	No admission card or proof of share ownership is required. All shareholders of record are encouraged to attend the Meeting.

MEETING AGENDA

•	Election of ten directors named in this proxy statement

•	Ratification of appointment of KPMG LLP as independent registered public accounting firm for 2015

•	Advisory vote to approve Named Executive Officer compensation

•	Transact other business that may properly come before the Meeting

VOTING MATTERS/PROPOSALS

Matter/Proposal	Board Vote Recommendation	Page Reference (for more detail)

Election of Directors	FOR EACH DIRECTOR NOMINEE	7
Ratification of Appointment of KPMG LLP as Independent Registered Public Accounting Firm for 2015	FOR	22
Advisory Vote to Approve Named Executive Officer Compensation	FOR	58

ELECTION OF DIRECTORS

Nominees:

•	Rebecca M. Bergman (Independent)

•	George M. Church, Ph.D. (Independent)

•	Michael L. Marberry (Independent)

•	W. Lee McCollum (Independent)

•	Avi M. Nash (Independent)

•	Steven M. Paul, M.D. (Independent)

•	J. Pedro Reinhard (Independent)

Sigma-Aldrich 2015 Proxy Statement  |  1

•	Rakesh Sachdev (Management)

•	D. Dean Spatz (Independent)

•	Barrett A. Toan (Independent Chairman)

Director Elections: Each director is elected annually by a majority of votes cast.

Attendance: Each director nominee, all of whom are current directors, attended at least 75% of the Board and committee meetings on which he or she sat that were held in 2014. Each director nominee attended the 2014 Annual Meeting.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As a matter of good corporate governance, we are asking our shareholders to ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2015.

The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the proposal is required to ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2015.

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

We are asking shareholders to approve on an advisory basis the compensation of our Named Executive Officers. The Board recommends a FOR vote because it believes our executive compensation program is effective in achieving our overall goal of enhancing shareholder value by rewarding executives for sustained financial and operating performance, aligning executives’ long-term interests with those of shareholders and motivating executives to remain with us for long and productive careers.

The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the proposal is required to approve, on an advisory basis, the compensation of our Named Executive Officers.

PRINCIPAL ELEMENTS OF EXECUTIVE COMPENSATION

Type	Form	Attributes

Cash	• Base salary	• Market-based
	• Annual incentive compensation	• Performance-based
Equity	• Stock options	• Vest 1/3 per year while employed
	• Performance shares	• Three-year performance period with three quantitative performance measures
	• Restricted stock units	• Three-year cliff vesting conditioned on continued employment
Retirement	• Supplemental executive retirement plan	• Vests 50% after five years of service and 10% annually thereafter until fully vested (frozen beginning in 2014)
	• 401(k) plan	• Company match contributions cliff vest after three years of continuous employment; additional Company contributions vest immediately
	• 401(k) restoration plan	• Company match contributions cliff vest after three years of continuous employment; additional Company contributions vest immediately
	• Deferred compensation plan	• Participation at discretion of employee and based primarily on employee contributions
Other	• Perquisites	• Automobile allowance
• Executive physical

Sigma-Aldrich 2015 Proxy Statement  |  2

OTHER KEY COMPENSATION PROGRAM FEATURES

•	Pay positioning philosophy and mix of base salary, annual incentive compensation and long-term incentive compensation using median of Comparator Group as reference

•	Pay-for-performance philosophy

•	Annual compensation risk assessment

•	Share ownership requirement

•	Annual and long-term incentive compensation metrics

•

Change-in-control agreements maintain best practice features (e.g., double-trigger change-in-control definition, severance less than three times base salary and target bonus, no tax gross-up, no enhanced welfare or retirement benefits)

•	Comprehensive compensation clawback policy on all incentive compensation

•	Limited perquisites

2014 COMPENSATION SUMMARY

The Company achieved record sales and earnings in 2014. The Company achieved annual performance goals above target levels resulting in annual incentive compensation payouts between target and maximum. The Company achieved long-term performance goals below target levels resulting in below target long-term incentive compensation payouts. Set forth below is the 2014 compensation for each of our Named Executive Officers as determined under SEC rules. The SEC’s calculation of total compensation (reflected in the “Total” column) includes several items that are driven by accounting and actuarial assumptions which are not necessarily reflective of compensation actually realized by the Named Executive Officers in 2014.

Name and Principal Position	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Rakesh Sachdev President and CEO	1,000,384	—	1,802,600	1,246,272	1,393,000	2,378	185,890	5,630,524
Jan A. Bertsch Executive Vice President and CFO	485,385	—	749,864	519,360	443,671	575	88,336	2,287,191
Gilles A. Cottier Executive Vice President and President, SAFC Commercial	404,231	—	438,032	302,880	326,330	12,122	73,939	1,557,534
Eric M. Green Executive Vice President and President, Research	369,231	—	312,752	216,384	252,769	22,754	70,414	1,244,304
Franklin D. Wicks Executive Vice President and President, Applied	455,731	—	438,032	302,880	495,742	46,026	84,585	1,822,996

Sigma-Aldrich 2015 Proxy Statement  |  3

2015 PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by the Board for use at the Company’s 2015 Annual Meeting of Shareholders to be held at the Sigma-Aldrich Life Science and Technology Center, 2909 Laclede Avenue, St. Louis, Missouri 63103, at 10:00 a.m., Central Daylight Time, on Tuesday, May 5, 2015, and any adjournments or postponements thereof.

Please refer to the Glossary of Defined Terms at the end of this proxy statement for definitions of the abbreviations and other capitalized terms frequently used in this proxy statement.

INFORMATION ABOUT VOTING

Q.	Who can attend and vote at the Meeting?

A.

Shareholders of record as of the close of business on March 6, 2015, the Record Date, are entitled to attend and vote at the Meeting. As of the close of business on the Record Date, there were a total of 119,459,879 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock is entitled to one vote on all matters to be voted on at the Meeting, including the election of directors, and can be voted only if the shareholder of record is present to vote or is represented by proxy. The voting instruction card accessible online or the proxy card provided with this proxy statement indicates the number of shares of Common Stock you own and are entitled to vote at the Meeting.

If your shares of Common Stock are held for you as the beneficial owner through a broker, trustee or other nominee (such as a bank) in “street name,” rather than held directly in your name, you may not attend and vote these shares in person at the Meeting unless you obtain a “legal proxy” from the broker, trustee or other nominee holding your shares, giving you the right to vote the shares at the Meeting. Your broker, trustee or other nominee will provide instructions for you to use in directing them how to vote your shares or how to request a “legal proxy.” We encourage you to follow such instructions and direct your broker, trustee or other nominee how to vote your shares or request a “legal proxy” and vote your shares in person at the Meeting.

Q.	What constitutes a quorum at the Meeting?

A.

The presence at the Meeting, in person or represented by proxy, of the holders of a majority of the shares of Common Stock outstanding and entitled to vote as of the close of business on the Record Date will constitute a quorum for purposes of the Meeting. For purposes of determining whether a quorum exists, proxies received but marked “abstain” and so-called “broker non-votes” (described below) will be counted as present.

Q.	Did the Company utilize the SEC’s notice and access proxy rules for delivery of the voting materials this year?

A.

Yes. Under SEC rules, we are furnishing proxy materials to our shareholders primarily via the Internet instead of mailing printed copies of those materials to each shareholder. On or about March 20, 2015, we mailed to each of our shareholders a Notice of Internet Availability containing instructions on how to access our proxy materials, including the 2015 Proxy Statement and 2014 Annual Report to Shareholders, and made those documents available online. The Notice of Internet Availability also instructs you on how to access your voting instruction card to vote. This process is designed to expedite shareholders’ receipt of proxy materials, lower the costs of the Meeting and conserve natural resources. If you prefer to receive printed proxy materials and a proxy card, please follow the instructions included in the Notice of Internet Availability.

Q.	How do I vote by proxy?

A.

If you are a shareholder of record, you may vote your shares by internet or telephone. You may also vote your shares by mail. Please see the voting instruction card or proxy card for specific instructions on how to cast your vote by any of these methods.

Sigma-Aldrich 2015 Proxy Statement  |  4

Votes submitted via the Internet or by telephone must be received by 11:59 p.m., Eastern Daylight Time, on May 4, 2015. Submitting your vote via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Meeting. You may change your vote or revoke your proxy as described below or by submitting a valid, subsequent vote by Internet or telephone.

Internet and telephone voting procedures are designed to authenticate shareholders by use of a control number and to allow you to confirm that your instructions have been properly recorded. Shareholders voting via the Internet and by telephone should understand there may be costs associated with voting in these manners, such as usage charges from Internet access providers and telephone companies, that must be borne by the shareholder.

Q.	How do I vote if my shares of Common Stock are held through a broker, trustee or other nominee?

A.

If your shares of Common Stock are held for you as the beneficial owner through a broker, trustee or other nominee in “street name,” you will need to instruct your broker, trustee or other nominee how to vote your shares. Since a beneficial owner is not the shareholder of record, you may not vote these shares in person at the Meeting unless you obtain a “legal proxy” from the broker, trustee or other nominee holding your shares, giving you the right to vote the shares at the Meeting. Your broker, trustee or other nominee will provide voting instructions for you to use in directing them how to vote your shares.

Q.	What if I lose the Notice of Internet Availability or other communication from my broker, trustee or other nominee containing my control number prior to voting?

A.

If you are a shareholder of record, you may obtain another Notice of Internet Availability containing your control number by writing to the Corporate Secretary at Sigma-Aldrich Corporation, 3050 Spruce Street, St. Louis, MO 63103 or calling the Office of the Corporate Secretary at (314) 286-7745. If your shares of Common Stock are held for you as the beneficial owner through a broker, trustee or other nominee in “street name,” you must contact your broker, trustee or other nominee.

Q.	What discretion does my broker, trustee or other nominee have to vote my shares of Common Stock held in “street name”?

A.

A broker, trustee or other nominee holding your shares of Common Stock in “street name” must vote those shares according to specific instructions it receives from you. If your broker, trustee or other nominee does not receive specific instructions from you, your broker, trustee or other nominee may vote your shares in its discretion on those proposals that are considered “routine.” For Non-Routine Proposals, your broker, trustee or other nominee may not vote without specific instructions from you. If a Non-Routine Proposal comes to a vote at the Meeting, your shares will not be voted on that Non-Routine Proposal, giving rise to what is called a “broker non-vote.” Shares represented by broker non-votes will be counted for purposes of determining the existence of a quorum. Your broker, trustee or other nominee will provide voting instructions for you to use in directing them how to vote your shares.

At the Meeting, your broker, trustee or other nominee may vote your shares in its discretion only with respect to Agenda Item 2. Agenda Items 1 and 3 are Non-Routine Proposals for which your broker, trustee or other nominee must have your instruction to vote.

Q.	How do I vote my shares in the Company’s 401(k) Retirement Savings Plan?

A.

If you participate in the Common Stock Fund in the 401(k) Plan, Fidelity, as trustee of the 401(k) Plan, will vote any shares credited to your account as of the Record Date in accordance with your voting instructions. You can provide voting instructions to Fidelity by returning a proxy card by mail or voting by internet or telephone as described above. If voting instructions are not received by April 30, 2015, Fidelity will vote the shares credited to your account in the same proportion on each proposal as those shares for which Fidelity received voting instructions from the beneficial owners.

Sigma-Aldrich 2015 Proxy Statement  |  5

Q.	Can I change my vote or revoke my proxy?

A.

Yes. Any shareholder of record giving a proxy has the power to revoke it any time before it is voted by (1) written notice mailed to and received by Sigma-Aldrich Corporation, Attention: Corporate Secretary, 3050 Spruce Street, St. Louis, MO 63103, (2) submitting a later-dated proxy card, (3) re-voting via the Internet or telephone or (4) attending the Meeting and casting a contrary vote in person. Any beneficial owner whose shares are held through a broker, trustee or other nominee in “street name” also has the power to revoke a proxy any time before it is voted by (a) written notice mailed to and received by the broker, trustee or other nominee holding your shares, (b) submitting a later-dated proxy card to the broker, trustee or other nominee holding your shares, (c) re-voting via the Internet or telephone or (d) attending the Meeting and casting a contrary vote in person after first obtaining a “legal proxy” from the broker, trustee or other nominee holding your shares, giving you the right to vote the shares at the Meeting. If a proxy is not so revoked, such proxy will be voted either as designated or, if no designation is made, will be voted in favor of the nominees for directors, for the ratification of the appointment of KPMG LLP as independent registered public accounting firm for 2015, for adoption of the resolution approving, on an advisory basis, the compensation of the Company’s Named Executive Officers and in the proxies’ discretion as to any other business which may properly come before the Meeting.

Q.	How is the Company soliciting proxies?

A.

The cost of solicitation of proxies will be borne by the Company. In addition to the use of the Internet and the mail, proxies may be solicited personally or by telephone by employees of the Company without additional compensation. Brokers, dealers, banks and their nominees will be requested to forward proxy materials to the beneficial owners of Common Stock held by them of record, and the Company will reimburse them for their reasonable out-of-pocket and clerical expenses upon request.

Q.	What should I do if I receive more than one set of voting materials?

A.

You may receive more than one set of voting materials, including multiple Notices of Internet Availability or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate Notice of Internet Availability or voting instruction card for each brokerage account in which you hold shares in “street name.” If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one Notice of Internet Availability. Please vote the shares represented by each Notice of Internet Availability or voting instruction card you receive.

Q.	What is householding?

A.

For those shareholders that have elected to continue to receive printed copies of the proxy materials, the SEC permits delivery of a single annual report to shareholders and proxy statement to any household at which two or more shareholders reside, whom are believed to be members of the same family. The procedure, referred to as “householding,” reduces the volume of duplicate information shareholders receive and expense to the Company. We have not implemented householding with respect to our shareholders of record; however, a number of brokerage firms have instituted householding, which may impact certain beneficial owners (i.e., “street name” shareholders). If your family has multiple accounts by which a broker holds your shares of Common Stock in “street name,” you may have previously received a householding information notification from your broker. Please contact your broker directly if you have any questions, require additional copies of the proxy statement or annual report or wish to revoke your decision to household, and thereby receive multiple reports.

Q.	Where can I find the voting results of the Meeting?

A.

We intend to announce preliminary voting results at the Meeting and expect to publish final results on a Current Report on Form 8-K, which will be filed with the SEC within four business days after the Meeting and available on our website, www.sigmaaldrich.com, under “Investor Relations – Financial Information.”

Sigma-Aldrich 2015 Proxy Statement  |  6

AGENDA ITEM I.

ELECTION OF DIRECTORS

Ten directors of the Company are to be elected to hold office until the next annual meeting or until their successors are elected and qualified. Unless otherwise specified, all proxies will be voted in favor of the ten nominees listed below for election as directors of the Company. There are no arrangements or understandings pursuant to which any of the nominees were selected as nominees. All of the nominees are presently directors of the Company and were elected to their present terms as directors at the 2014 Annual Meeting.

The persons named as proxies in the proxy card intend to vote for the election of the nominees named below. If for any reason any of the nominees are unable to serve or for good cause will not serve, the persons named as proxies may exercise discretionary authority to vote for substitutes proposed by the Board.

BOARD OF DIRECTORS NOMINEES, QUALIFICATIONS AND DIVERSITY

Pursuant to its charter, the Governance Committee considers the knowledge, experience, integrity and judgment of possible candidates for nomination as a member of the Board, including factors such as: broad-based skills and experience; leadership; proven ability to exercise sound judgment; prominence and reputation in a candidate’s profession; global business and social perspective; concern for long-term interest of shareholders; and personal integrity. In addition, for each nominee, the Governance Committee considers potential contribution to the diversity of backgrounds, experience and competencies which the Board desires to have represented, as well as diversity of ethnicity and gender, and the ability to devote sufficient time and effort to duties as a director. The Governance Committee reviews, at least annually, the size, structure and membership of the Board and its committees to assure the proper skills and experience are represented on the Board and its committees. In conducting its review, the Governance Committee considers the contributions of existing directors and the overall needs of the Company and regularly maps the skills and competencies of the directors in the aggregate against a predetermined experience set the Board deems appropriate to assist in identifying gaps and thereby assist in identifying suitable new candidates. Among other criteria, the experience set deemed appropriate for the Board as a whole includes significant leadership experience, financial expertise, an understanding of the industries in which the Company operates, experience as a director of other public companies, marketing/sales experience, significant exposure to information technology in the support of a strategic plan, scientific background, exposure to mergers and acquisitions, international business experience, independence and diversity of backgrounds, experience, competencies, ethnicity and gender.

In nominating candidates for election by our shareholders, both the Board and the Governance Committee act pursuant to the Governance Guidelines and the Governance Committee’s charter. Both the Board and the Governance Committee assess the effectiveness of corporate governance policies, including with respect to diversity of director nominees, through completion of an annual evaluation process.

The Board has determined that each of the Company’s directors, other than Mr. Sachdev, and that each member of the Audit Committee, Compensation Committee, Governance Committee and Science and Technology Committee is an “independent director” under NASDAQ rules and the Board’s independence criteria set forth in the Governance Guidelines. In addition, the Board has determined that, in its judgment, each member of the Audit Committee is independent within the meaning of Section 10A of the Exchange Act. There is no family relationship between any of the Company’s officers or directors.

Sigma-Aldrich 2015 Proxy Statement  |  7

The following are the nominees for directors of the Company, their principal occupation, qualifications to serve on the Board, period of service as a director of the Company, other public company directorships held in the past five years and age as of March 6, 2015. There is no arrangement or understanding pursuant to which the following nominees were selected.

Rebecca M. Bergman

Qualifications:

- Scientific background

- Research experience

- Industry experience

- Operations experience

Committee Memberships:

- Audit

- Science and Technology

Other Public Company Boards:

None

Age: 58

Director since: 2008

Independent

Ms. Bergman has more than 27 years of experience in the medical technology industry including over 19 years of experience in research and technology management and product development. Ms. Bergman has served as President of Gustavus Adolphus College, a liberal arts college located in St. Peter, MN since 2014. Previously, Ms. Bergman served as Vice President, Research and Technology for Cardiac Rhythm Disease Management (CRDM) of Medtronic, Inc. (“Medtronic”), a manufacturer of products and therapies used in the diagnosis, treatment and monitoring of chronic medical conditions, from May 2012 to April 2014. She previously served as Vice President, New Therapies and Diagnostics, for CRDM of Medtronic from February 2009 to May 2012, and as Vice President, Science and Technology of Medtronic from April 2002 to February 2009. She has served as a member of the National Advisory Committee of the National Institute of Biomedical Imaging and Bioengineering (NIBIB) of the National Institutes of Health (NIH) and currently serves on a number of academic advisory boards. Ms. Bergman is a Fellow of the American Institute for Medical and Biological Engineering (AIMBE) and a member of the National Academy of Engineering (NAE). She has a B.S. in Chemical Engineering from Princeton University and an honorary Ph.D. in Engineering from Drexel University. She has also completed graduate studies in Chemical Engineering and Material Science at the University of Minnesota.

George M. Church, Ph.D.

Qualifications:

- Scientific background

- Research experience

- Industry experience

- Technology awareness

Committee Memberships:

- Governance

- Science and Technology

Other Public Company Boards:

None

Age: 60

Director since: 2009

Independent

Dr. Church is a leading expert in human genetics and biotechnology and has significant academic research institution experience, having served as a Professor of Genetics at Harvard Medical School since 1986. He concurrently acts as Director of the Center for Computational Genetics at Harvard Medical School, where he has directed laboratory research in DNA sequencing, synthesis and homologous recombination. Dr. Church, an initiator of the Personal Genome Project in 2005 and a leader in the field of synthetic biology, is a director at the U.S. Department of Energy Center on Bioenergy at Harvard University, as well as the National Institutes of Health Center of Excellence in Genomic Science at Harvard University. Dr. Church has served in scientific advisory roles for more than 20 companies in the field of DNA technology, diagnostics and biofuels. He earned his Ph.D. in Biochemistry and Molecular Biology from Harvard University and his B.A. in Zoology and Chemistry from Duke University.

Sigma-Aldrich 2015 Proxy Statement  |  8

Michael L. Marberry

Qualifications:

- Industry experience

- Operations experience

- CEO experience

- CFO experience

- Financial expert

- M&A experience

- International experience

- Marketing/sales experience

Committee Memberships:

- Audit

- Compensation (Chair)

Other Public Company Boards:

None

Age: 56

Director since: 2012

Independent

Mr. Marberry has more than 32 years of management experience, including more than 17 years with J. M. Huber Corporation (“Huber”), a company that manufactures and sells products in the fields of specialty chemicals and engineered materials. He has served as President and CEO since 2009. Mr. Marberry served as President of Huber Engineered Materials, a division of Huber, from 2006 to 2009, CFO of Huber from 2002 to 2006, and Corporate Vice President of Strategy and New Business Development for Huber from 1997 to 2002. Prior to joining Huber, he served in senior roles at M.A. Hanna Company, a specialty polymers company in Cleveland, Ohio, and in various roles with McKinsey & Company, Inc. and The Proctor and Gamble Company. Mr. Marberry is an audit committee financial expert. He is a director of Huber and a National Association of Corporate Directors (NACD) Governance Fellow. Mr. Marberry earned his M.B.A. from Amos Tuck School of Business Administration at Dartmouth College and his M.S. and B.S. in Chemical Engineering from the University of Kentucky.

W. Lee McCollum

Qualifications:

- Operations experience

- CFO experience

- Financial expert

- M&A experience

- International experience

- Public company director experience

Committee Memberships:

- Audit

- Governance (Chair)

Other Public Company Boards:

- Johnson Outdoors Inc.

Age: 65

Director since: 2001

Independent

Mr. McCollum is an audit committee financial expert and has significant management experience including more than 35 years of experience with S.C. Johnson & Son, Inc. (“S.C. Johnson”), a global manufacturer and marketer of consumer products, where he held positions involving accounting, treasury, tax, internal audit, mergers and acquisitions, strategic planning, personnel matters, international operations and general management. At S.C. Johnson, he served as Senior Vice President and CFO from 1997 to 2004 and as Executive Vice President and CFO from 2005 to 2009. From 2005 to 2009, his responsibilities also included global manufacturing. Mr. McCollum retired in 2009. Mr. McCollum is also a director of Johnson Outdoors, Inc., Coastal South Bancshares, Inc. (Risk Management Committee Chair), and Johnson Financial Group, a large private regional bank holding company (Compensation Committee member, Risk Oversight Committee Chair). He earned his M.B.A. from Harvard University and B.S. from the University of Idaho.

Sigma-Aldrich 2015 Proxy Statement  |  9

Avi M. Nash

Qualifications:

- Industry experience

- Financial expert

- M&A experience

- International experience

Committee Memberships:

- Audit (Chair)

- Compensation

Other Public Company Boards:

None

Age: 62

Director since: 2005

Independent

Mr. Nash has more than 37 years of experience in the chemical and financial services sectors. He is the Founder of Avi Nash LLC, a management consulting firm that focuses on strategy, mergers and acquisitions and capital market transactions for the chemical industry, which he founded in 2003, as well as the Managing Director of Indian River Advisors Corporation, a financial advisory firm, since 2013. Earlier, he was a partner of Goldman Sachs & Co. (“Goldman Sachs”), where he led the global chemical industry team in investment research, consistently topping performance rankings in the U.S. and globally. At Goldman Sachs, Mr. Nash was appointed Vice President in 1989 and Managing Director in 1996, elected a partner in 1998 and named an advisory director in 2002. Prior to Goldman Sachs, he gained over 10 years of experience involving business strategy at Booz Allen and Hamilton, as well as R&D, engineering, marketing and strategic planning at UOP Inc., a global leader in petroleum refining technology. He has a Master of Management degree from Northwestern University, an M.S. degree in Chemical Engineering from Syracuse University and was named a distinguished alumnus of the Indian Institute of Technology, Bombay, where he received a Bachelor’s degree in Chemical Engineering. He is a Trustee of Connecticut-based Indira Foundation. Mr. Nash is an audit committee financial expert.

Steven M. Paul, M.D.

Qualifications:

- Scientific background

- Research experience

- Industry experience

- Operations experience

- Public company director experience

Committee Memberships:

- Compensation

- Science and Technology (Chair)

Other Public Company Boards:

- Alnylam Pharmaceuticals, Inc.

- Sage Therapeutics, Inc.

Age: 64

Director since: 2006

Independent

Dr. Paul is President and CEO of Voyager Therapeutics, Inc., a gene therapy company, a position he has held since September 2014, and an adjunct Professor of Neurology (Neuroscience), Psychiatry and Pharmacology at Weill Cornell Medical College of Cornell University. He has more than 21 years of management experience in the pharmaceutical and biotechnology industries and 38 years of scientific research experience. Dr. Paul retired in 2010 as Executive Vice President for Science and Technology and President of the Lilly Research Laboratories of Eli Lilly and Company (“Lilly”), a pharmaceutical company that engages in the discovery, development, manufacture and sale of pharmaceutical products, positions he held since 2003. He joined Lilly in 1993 and served in roles of increasing responsibility within the Lilly research organization, including Vice President of Discovery Research and Clinical Investigation. Prior to joining Lilly, Dr. Paul served in several senior roles at the National Institute of Mental Health, including serving as the Scientific Director of the Intramural Research Program. He has authored or coauthored more than 500 papers and invited book chapters and serves on the editorial boards of numerous scientific journals and as a grant reviewer for several extramural and intramural committees. He is a director of Alnylam Pharmaceuticals and Sage Therapeutics, Inc. and a Venture Partner at Third Rock Ventures. He is also a director of the Foundation of the National Institutes of Health, a member of the Institute of Medicine of the National Academy of Sciences and a Fellow of the American Association for the Advancement of Science. Dr. Paul holds M.D., M.S. and B.A. degrees from Tulane University.

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J. Pedro Reinhard

Qualifications:

- Industry experience

- Operations experience

- CFO experience

- Financial expert

- M&A experience

- International experience

- Public company director experience

Committee Memberships:

- Compensation

- Governance

Other Public Company Boards:

- Colgate Palmolive Co.

- Royal Bank of Canada

Age: 69

Director since: 2001

Independent

Mr. Reinhard has more than 38 years of experience in the chemical industry and more than 33 years of international management experience, including more than 10 years as a CFO of a publicly traded company. He is an audit committee financial expert and has significant capital markets and finance experience. Mr. Reinhard has served as President of Reinhard and Associates, a financial advisory practice, since 2006. He served as Executive Vice President and CFO of The Dow Chemical Company (“Dow”), a manufacturer of chemicals, plastic materials, agricultural and other specialized products, from 1995 to 2005. Previously, Mr. Reinhard held a variety of senior international, financial and operating leadership positions at Dow, including senior operations assignments in Europe, after beginning his career at Dow in 1970 in Brazil. In 1988, he was appointed Treasurer of Dow. Mr. Reinhard served as a director of Dow from 1995 to 2007. Mr. Reinhard is also a director of Colgate Palmolive Co. and Royal Bank of Canada. He earned his M.B.A. from Getulio Vargas University, São Paulo, and has done postgraduate work at the University of Cologne, Germany, and Stanford University.

Rakesh Sachdev

Qualifications:

- Industry experience

- Operations experience

- CEO experience

- CFO experience

- M&A experience

- International experience

- Public company director experience

- Marketing/sales experience

Committee Memberships:

None

Other Public Company Boards:

- Regal-Beloit Corporation

Age: 59

Director since: 2010

Management

Mr. Sachdev has more than 29 years of management experience. He has served as President and CEO of the Company since 2010. Mr. Sachdev joined the Company in 2008 as CFO and took on the additional role of Chief Administrative Officer and direct oversight of the Company’s international business in 2009. He was Senior Vice President and President Asia Pacific of ArvinMeritor, Inc. (“ArvinMeritor”), a global supplier of parts and services to the automotive industry, from March 2007 to July 2008. At ArvinMeritor, Mr. Sachdev also served in other leadership roles, including Interim CFO, Senior Vice President Strategy and Corporate Development and Vice President and General Manager of several of ArvinMeritor’s global businesses from February 1999 to March 2007. Prior to joining ArvinMeritor, he worked for Cummins Inc., a global manufacturer of engines and other industrial products in various leadership roles, including CFO for one of its largest business units, and as Managing Director of its Mexican operations. Mr. Sachdev earned his M.B.A. from Indiana University, holds a Masters in Mechanical Engineering from the University of Illinois and earned his Bachelor’s degree in Mechanical Engineering from the Indian Institute of Technology in New Delhi. Mr. Sachdev is also a director of Regal-Beloit Corporation and the Federal Reserve Bank of St. Louis and serves on the Board of Trustees of Washington University in St. Louis.

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D. Dean Spatz

Mr. Spatz has more than 46 years of management experience, including more than 32 years as a CEO of a publicly traded company. He currently serves as CEO of Watasso Ventures, a company that specializes in investing in and actively participating in the management and development of entrepreneurial start-up companies, a position he has held since 2003. In that capacity, he serves on the boards of four portfolio companies in various technical fields. Previously, Mr. Spatz served as Chairman and CEO of Osmonics, Inc. (NYSE listed company), an international manufacturer and marketer of water purification, fluid separation and sea water handling products and equipment; a company he founded in 1969. He left Osmonics in 2003 after the company was acquired by GE Infrastructure, a unit of General Electric Company. Mr. Spatz is a licensed chemical engineer and is extensively published on reverse osmosis membrane technology, a breakthrough that he pioneered. Mr. Spatz earned his M.S. in Engineering Management, B.S. in Engineering and B.A. from Dartmouth College.

Qualifications:

- Scientific background

- Industry experience

- Operations experience

- CEO experience

- M&A experience

- International experience

- Public company director experience

Committee Memberships:

- Compensation

- Governance

Other Public Company Boards:

None

Age: 70

Director since: 1994

Independent

Barrett A. Toan

Qualifications:

- Operations experience

- CEO experience

- M&A experience

- Public company director experience

Committee Memberships:

- Governance

Other Public Company Boards:

- Express Scripts, Inc. (through 2011)

- Genworth Financial, Inc. (through 2010)

Age: 67

Director since: 2001

Independent Chairman

Mr. Toan has more than 32 years of healthcare industry experience and more than 29 years of management experience, including more than 20 years as a CEO. He served as Chairman of Express Scripts, Inc. (“Express Scripts”), a pharmacy benefits management company, from 1996 to 2006 and as President and CEO of Express Scripts from 1989 to 2005. As President and CEO, Mr. Toan led the Express Scripts initial public offering in 1992, deployed innovative cost-savings and patient safety programs and led the company’s growth into a Fortune 500 firm. Prior to joining Express Scripts, he was the Chief Operating Officer and Executive Director of Sanus Corps Health Systems Inc. (later GenCare) (“Sanus”), a leading health maintenance organization. Before joining Sanus, Mr. Toan served in the public sector in a variety of roles, including the Director of Missouri’s Department of Social Services. Mr. Toan earned his M.B.A. from The Wharton School of the University of Pennsylvania and A.B. from Kenyon College.

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE.

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DIRECTORS MEETINGS AND COMMITTEES

The Board has standing Audit, Compensation, Governance and Science and Technology Committees. Each committee operates pursuant to a written charter, which can be viewed on the Company’s website, www.sigmaaldrich.com, under “Investor Relations – Corporate Governance.” Information on our website does not constitute part of this proxy statement. The following table provides information regarding the membership and number of meetings during 2014 of the Board and its committees.

Name	Board of Directors	Audit Committee	Compensation Committee	Governance Committee	Science and Technology Committee
Rebecca M. Bergman	x	x			x
George M. Church	x			x	x
Michael L. Marberry	x	x	x*
W. Lee McCollum	x	x		x*
Avi M. Nash	x	x*	x
Steven M. Paul	x		x		x*
J. Pedro Reinhard	x		x	x
Rakesh Sachdev	x
D. Dean Spatz	x			x	x
Barrett A. Toan	x*			x

Number of 2014 Meetings	15	8	5	3	3

X	indicates member of the Board or a committee

*	indicates Chairman

ATTENDANCE

The Board held 15 meetings during 2014. Each director attended at least 75% of the aggregate Board and committee meetings on which he or she sat that were held in 2014.

Each director attended the 2014 Annual Meeting. Directors are encouraged to attend annual meetings of shareholders.

AUDIT COMMITTEE

The Audit Committee assists the Board in fulfilling its oversight responsibilities with regard to (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent registered public accounting firm’s qualifications and independence, (4) the performance of Internal Audit and independent registered public accounting firm and (5) the Company’s accounting and financial reporting processes and audits of the Company’s financial statements. Additionally, the Audit Committee has responsibility to prepare the Report of Audit Committee that SEC rules require to be included in this proxy statement. This report can be found under “Report of Audit Committee” on page 22 of this proxy statement. The Audit Committee is directly responsible and has sole authority for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm. The Audit Committee also meets with Company management, Internal Audit and the independent registered public accounting firm to (1) review the Company’s financial statements and related disclosures contained in the Company’s public earnings reports and the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, (2) review major issues regarding significant financial reporting matters and judgments made in connection with the preparation of the Company’s financial statements, (3) review legal matters that are reasonably likely to have a material effect on the Company’s financial statements, (4) review disclosures made by the CEO and CFO during their certification process for the Annual Report on Form 10-K or Quarterly Reports on Form 10-Q and

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(5) discuss the adequacy and effectiveness of the Company’s internal financial controls and disclosure controls and procedures. In addition, the Audit Committee approves the annual internal audit plan and receives regular reports of major findings by Internal Audit and how management is addressing the conditions reported. The Board has determined that each member of the Audit Committee is independent under NASDAQ rules and the Board’s independence criteria set forth in the Governance Guidelines and that Messrs. Marberry, McCollum and Nash are each an “audit committee financial expert,” as defined in SEC rules.

COMPENSATION COMMITTEE

The Compensation Committee is responsible for guiding and approving the formulation and application of strategies, policies and practices related to the compensation of the Company’s executives to enable the Company to attract and retain high quality executives, align executives’ long-term interests with those of shareholders and reward executives for sustained financial and operating performance. In doing so, consideration is given to Company and individual performance expectations, internal pay equity, competitive practice and the requirements of appropriate regulatory bodies. Further, the Compensation Committee monitors these strategies, policies and practices to ensure they are designed and applied in the best interest of shareholders. The Compensation Committee is also responsible for overseeing the Company’s succession planning and management development activities. The Compensation Committee considers the quality of management needed to execute our business strategy and actively participates in talent evaluation and development. Other duties and responsibilities of the Compensation Committee include (1) annually reviewing and approving corporate goals and objectives relevant to CEO compensation, (2) evaluating the CEO’s performance relative to those goals and objectives and (3) approving the CEO’s compensation levels based upon this evaluation. The Compensation Committee also administers the 2003 LTIP, 2014 LTIP and Bonus Plan. The Board has determined that each member of the Compensation Committee is independent under NASDAQ rules and the Board’s independence criteria set forth in the Governance Guidelines, and qualifies as an “outside director” for purposes of Section 162(m) of the Code and as a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act.

CORPORATE GOVERNANCE COMMITTEE

The Governance Committee makes recommendations to the Board concerning the selection, qualification and compensation of members of the Board and its committees, as well as the size and composition of the Board and its committees. Specifically, the Governance Committee considers (1) the knowledge, experience, integrity and judgment of possible candidates for nomination as a director, (2) their potential contribution to the diversity of backgrounds, experience and competencies the Board desires to have represented and (3) their ability to devote sufficient time and effort to their duties as directors. The Governance Committee will apply this same criteria to any nominees recommended by shareholders for election to the Board provided the names of such nominees, accompanied by relevant biographical information, are submitted in writing to the Corporate Secretary of the Company consistent with the timing set forth in the By-laws as described under “Shareholder Proposals” beginning on page 62 of this proxy statement. The Governance Committee annually reviews director compensation and makes recommendations to the Board with respect to changes in director compensation. The Governance Committee also periodically reviews the Governance Guidelines and the Business Conduct Policy and makes recommendations to the Board concerning any changes deemed appropriate in such documents. The Board has determined that each member of the Governance Committee is independent under NASDAQ rules and the Board’s independence criteria set forth in the Governance Guidelines.

SCIENCE AND TECHNOLOGY COMMITTEE

The Science and Technology Committee advises the Board and management on scientific matters involving the Company’s research and development programs, including regular reviews of major internal projects, interaction with academic and other outside research organizations and the acquisition of new technologies. The Science and Technology Committee assists the Board and management in keeping abreast of new developments and technologies and anticipates emerging concepts and trends in the scientific fields of greatest importance to the Company’s

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long-term strategy, thereby helping the Company to make well-informed choices in committing its scientific resources. The Science and Technology Committee also assists the Board in risk management related to the research and development of new products as well as environmental, safety and information technology risks. The Board has determined that each member of the Science and Technology Committee is independent under NASDAQ rules and the Board’s independence criteria set forth in the Governance Guidelines.

BOARD EVALUATION PROCESS

Each year, the Board evaluates its performance against certain criteria that it has determined are important to its success. These include financial oversight, strategic planning, compensation, corporate governance and Board structure and role. The Board’s committees also conduct self-evaluations annually, evaluating their performance against their respective committee charters and good corporate governance practices. The results of these evaluations are reviewed with the Board, and further enhancements, if any, are agreed to for each committee.

DIRECTOR TRAINING

We encourage members of the Board to participate in outside training and continuing education to enhance their skills, knowledge and contribution to the Company.

BOARD LEADERSHIP STRUCTURE

The Board takes a flexible approach to the issue of whether the offices of Chairman and CEO should be separated or combined. This approach allows the Board to regularly evaluate whether it is in the best interests of the Company for the CEO or another director to hold the position of Chairman. The CEO prior to Rakesh Sachdev served as both Chairman and CEO, whereas Mr. Sachdev currently serves as President and CEO and Barrett A. Toan serves as Chairman. The Board does not currently have a presiding director, although the Board believes it may be useful and appropriate to designate a presiding director if the offices of Chairman and CEO are combined in the future.

We believe the current Board leadership structure is appropriate at this time because it will allow the Chairman to focus on corporate governance and management of Board priorities while allowing the President and CEO to focus more directly on managing our operations and growing the Company.

The current governance structure of the Board is as follows:

•	The offices of Chairman and CEO are separate;

•	The Board has established and follows robust corporate governance guidelines;

•	Nine of the ten members of the Board (90%) are independent;

•	The Audit Committee, Compensation Committee, Governance Committee and Science and Technology Committee are all composed solely of independent directors;

•	Our independent directors meet regularly in executive session both at the Board and Board committee levels; and

•

Our directors as a group possess a broad range of skills and experience sufficient to provide the leadership and strategic direction the Company requires as it seeks to enhance long-term value for shareholders.

BOARD RISK OVERSIGHT

The entire Board is responsible for overall oversight of the risks to which the Company’s business is subject. Specific risk management oversight responsibilities have been allocated to each of the Board’s committees depending on the

Sigma-Aldrich 2015 Proxy Statement  |  15

nature of the risk and the mandate of the respective committee. For example, the Audit Committee, pursuant to its charter, discusses the Company’s financial risk assessment and risk management policies with Company management, Internal Audit, legal counsel and the independent registered public accounting firm periodically and no less than annually. The Compensation Committee reviews the Company’s compensation program risk to ensure economic incentives lead to decisions that are in the best long-term interests of our shareholders. The Governance Committee reviews risk management related to corporate governance matters. The Science and Technology Committee reviews risk management related to research and development of new products as well as environmental, safety and information technology risks. Company management furnishes information regarding risk management as requested by the Board.

COMPENSATION RISK ASSESSMENT

Through our executive compensation program, the Company seeks to drive shareholder value by providing incentives believed to strike the appropriate balance between risk and reward. At the direction of the Compensation Committee, the Compensation Risk Committee again, in late 2014, conducted a compensation risk assessment. The Compensation Risk Committee reviewed the following categories of compensation-related risk:

• Strategic/Financial Risk	• Pay-Mix Risk	• Performance Measurement Risk

• Cultural/Ethics Risk	• Equity Compensation Risk	• Risk Management

• Governance Risk

The Compensation Risk Committee reviewed information regarding our management and non-management compensation programs and practices and addressed specific questions regarding each risk category. It reviewed information concerning our current pay practices, pay mix and benchmark information regarding performance metric prevalence as well as a summary of incentive plans currently in place at the Company. The Compensation Risk Committee determined that:

•	The risk level associated with our compensation programs is low and consistent with the general risk tolerance of the Company;

•	Neither program design nor the magnitude of individual awards encourage inappropriate risk taking;

•

Program design provides a natural hedge against inappropriate risk taking for three reasons: (1) no single metric provides an inordinate amount of reward for achievement; (2) a number of the individual compensation metrics in the program balance or offset each other; and (3) the effective balance of short-term and long-term incentive compensation; and

•

Controls are in place to monitor both results and behavior (e.g., regular financial monitoring, Business Conduct Policy certification, Company principles that define expected behaviors, clawbacks, etc.).

Based on this analysis, which was discussed in detail with the Compensation Committee at its December 2014 meeting, as well as the Compensation Committee’s understanding of our business and executive compensation program, it is the Compensation Committee’s opinion that the Company’s executive compensation program does not create risks that are reasonably likely to have a material adverse effect on the Company.

DIRECTOR COMPENSATION

The Company utilizes a combination of cash and stock-based incentive compensation to attract and retain qualified individuals to serve on the Board. The Company believes a meaningful portion of a director’s compensation should be provided in shares of Common Stock and/or stock options. Non-employee directors are expected to own, at a minimum, shares with a value equivalent to five times the annual cash retainer with five years allowed to achieve the required ownership level. At December 31, 2014, all directors met the share ownership requirement given their respective tenure with the Board.

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Directors who are employed by the Company, currently only Mr. Sachdev, receive no compensation or fees for serving as a director or for attending Board or committee meetings. Directors who are not employed by the Company receive cash and stock compensation as described below.

The Governance Committee regularly reviews the compensation paid to directors and retains the services of Total Rewards Strategies, the same independent national compensation consulting firm used by the Compensation Committee to analyze executive compensation, to conduct a periodic director compensation analysis using the Comparator Group as described under “Compensation Discussion and Analysis — Comparator Group” on page 27 of this proxy statement. In recommending director compensation levels, the Governance Committee also considers the significant amount of time directors expend in fulfilling their duties to the Company as well as the experience and skill level required by the Company of members of the Board. Any changes to compensation require approval by the entire Board. Executives of the Company do not have a substantive role in setting director compensation, but certain executives, including the President and CEO, the Senior Vice President, General Counsel and Secretary and the Vice President, Human Resources, at the request of the Governance Committee, assist in supporting the work of Total Rewards Strategies in developing compensation proposals for consideration by the Governance Committee.

The following table summarizes the components of our director compensation program.

COMPENSATION COMPONENT	AMOUNT

Annual Cash Retainer	$80,000 (1)
Board Meeting Fees	None Unless Meetings in Excess of 9 Per Year, then $2,000 Per Meeting
Committee Meeting Fees	None Unless Meetings in Excess of 9 Per Year, then $1,000 Per Meeting
Annual Stock Option Grant	Options With an Approximate Value of $126,000 (2)
Annual RSU Grant	RSUs With an Approximate Value of $84,000 (2)
Audit Committee Chairman Compensation	$20,000 Additional Annual Retainer
Other Committee Chairman Compensation	$10,000 Additional Annual Retainer
Board Chairman Compensation	$60,000 Additional Annual Retainer
New Director Initial Option Grant	Options Valued at $160,000 (3)

(1)	Annual retainer is split into two equal payments, each for six months of service.

(2)

Each non-employee director is granted stock options valued at $126,000 and RSUs valued at $84,000 on or about January 1 of each year. On January 2, 2014, such values represented options to purchase 4,430 shares of Common Stock and 935 RSUs, respectively.

(3)	Newly elected directors are granted this amount of options on or about the date of his or her initial election/appointment to the Board.

With respect to all stock options awarded during 2014, the option exercise price per share is equal to the fair market value, or the closing price, of a share of Common Stock on the date the option is granted. The options vest in three equal annual installments, provided that such options will vest and become exercisable upon termination of service by reason of death, disability or retirement, subject to the terms and conditions of the 2003 LTIP. The options expire ten years from the date of grant.

The RSUs awarded during 2014 vest in three equal annual installments, provided that such RSUs will vest upon termination of service by reason of death, disability or retirement, subject to the terms and conditions of the 2003 LTIP.

The following table provides information relating to total compensation amounts paid to non-employee directors in 2014. Directors are also reimbursed for travel and related expenses incurred to attend meetings. Such amounts are not reflected in the table.

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DIRECTOR COMPENSATION FOR 2014

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3) (4)	Total ($)

Rebecca M. Bergman	90,000	86,749	114,782	291,531
George M. Church	84,000	86,749	114,782	285,531
Michael L. Marberry	95,000	86,749	114,782	296,531
W. Lee McCollum	91,000	86,749	114,782	292,531
Avi M. Nash	110,000	86,749	114,782	311,531
Steven M. Paul	96,000	86,749	114,782	297,531
J. Pedro Reinhard	95,000	86,749	114,782	296,531
D. Dean Spatz	91,000	86,749	114,782	292,531
Barrett A. Toan	148,000	86,749	114,782	349,531

(1)

Represents payments for the annual retainer, additional chairman retainer and meeting attendance. For 2014, each non-employee director earned the following cash fees: Ms. Bergman - $80,000 annual retainer and $10,000 for Board meeting fees; Dr. Church - $80,000 annual retainer and $4,000 for Board meeting fees; Mr. Marberry - $80,000 annual retainer, $10,000 for Board meeting fees and $5,000 additional Compensation Committee Chairman retainer (pro rated for the period of time for which he served as Chairman); Mr. McCollum - $80,000 annual retainer, $6,000 for Board meeting fees and $5,000 additional Governance Committee Chairman retainer (pro rated for the period of time for which he served as Chairman); Mr. Nash - $80,000 annual retainer, $10,000 for Board meeting fees and $20,000 additional Audit Committee Chairman retainer; Dr. Paul - $80,000 annual retainer, $6,000 for Board meeting fees and $10,000 additional Science and Technology Committee Chairman retainer; Mr. Reinhard - $80,000 annual retainer, $10,000 for Board meeting fees and $5,000 additional Governance Committee Chairman retainer (pro rated for the period of time for which he served as Chairman); Mr. Spatz - $80,000 annual retainer, $6,000 for Board meeting fees and $5,000 additional Compensation Committee Chairman retainer (pro rated for the period of time for which he served as Chairman); and Mr. Toan - $80,000 annual retainer, $8,000 for Board meeting fees and $60,000 additional Chairman retainer.

(2)

Represents the aggregate grant date fair value of RSU awards computed in accordance with FASB ASC Topic 718. Assumptions used in the calculations of these amounts are included in Note 14: Equity Instruments and Share Based Compensation to the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014. On January 2, 2014, each non-employee director received 935 RSUs under the 2003 LTIP with a grant date fair value of $86,749. Such RSUs vest in three equal annual installments beginning on January 2, 2015. As of December 31, 2014, each non-employee director had 1,682 RSUs outstanding.

(3)

Represents the aggregate grant date fair value of stock option awards, before reflecting assumed forfeitures, over the requisite service period, computed in accordance with FASB ASC Topic 718. Assumptions used in the calculations of these amounts are included in Note 14: Equity Instruments and Share Based Compensation to the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014. On January 2, 2014, each non-employee director received options to acquire 4,430 shares of Common Stock under the 2003 LTIP with a grant date fair value of $114,782. Such options vest in three equal annual installments beginning on January 2, 2015.

(4)

As of December 31, 2014, each director had the following number of stock options outstanding: Ms. Bergman - 71,230; Dr. Church - 61,230; Mr. Marberry - 19,110; Mr. McCollum - 81,230; Mr. Nash - 31,230; Dr. Paul - 81,230; Mr. Reinhard - 81,230; Mr. Spatz - 61,230; and Mr. Toan - 81,230.

SHAREHOLDER COMMUNICATION WITH THE BOARD OF DIRECTORS

Shareholders can communicate directly with the Board, any individual member of the Board or any of its committees by mailing correspondence to:

Board of Directors – Sigma-Aldrich Corporation

P.O. Box 775544

St. Louis, MO 63177 USA

All communications received will be opened for the sole purpose of determining whether the contents are a message to the directors. Any communications not in the nature of advertising or promotions of a product or service will be promptly forwarded to the appropriate party.

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SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS

AND PRINCIPAL BENEFICIAL OWNERS

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the beneficial ownership of Common Stock as of March 6, 2015 for each director and nominee for director, each Named Executive Officer and for all directors (including nominees) and executive officers of the Company as a group. The address of each person listed below is Sigma-Aldrich Corporation, 3050 Spruce Street, St. Louis, MO 63103.

Name of Beneficial Owner	Company Position	Common Stock (#) (1)	Stock Options Exercisable as of the Record Date or Within 60 Days Thereof (#)	Total Stock and Stock- Based Holdings (#)	Percent of Class (%)

Rebecca M. Bergman	Director	5,857	66,009	71,866	<1
Jan A. Bertsch	Executive Vice President and CFO	10,208	70,685	80,893	<1
George M. Church	Director	4,657	56,009	60,666	<1
Gilles A. Cottier	Executive Vice President and President, SAFC Commercial	10,528	120,523	131,051	<1
Eric M. Green	Executive Vice President and President, Research	8,768	45,716	54,484	<1
Michael L. Marberry	Director	1,057	13,889	14,946	<1
W. Lee McCollum	Director	13,057	76,009	89,066	<1
Avi M. Nash	Director	37,057	26,009	63,066	<1
Steven M. Paul	Director	8,257	76,009	84,266	<1
J. Pedro Reinhard	Director	36,580	76,009	112,589	<1
Rakesh Sachdev	President and CEO, Director	31,403	269,269	300,672	<1
D. Dean Spatz	Director	59,640	56,009	115,649	<1
Barrett A. Toan	Chairman	29,457	76,009	105,466	<1
Franklin D. Wicks	Executive Vice President and President, Applied	12,081	145,154	157,235	<1
Other Executive Officers as a Group (4 persons)	N/A	33,619	135,309	168,928	<1
All Directors and Executive Officers as a Group – (18 persons)	N/A	302,226	1,308,617	1,610,843	1.35

(1)

Includes shares held directly or in joint tenancy, shares held in trust, by broker, bank or nominee or other indirect means, including in the 401(k) Plan, and over which the individual or member of the group has sole voting or shared voting and/or investment power. Each individual or member of the group has sole voting and/or investment power with respect to the shares shown in the table above, except as follows: Barrett A. Toan shares voting and investment power with respect to 3,200 of the 28,773 shares listed above for Mr. Toan; Avi M. Nash shares voting and investment power with respect to the 47,057 shares listed above for Mr. Nash, including with respect to 9,400 of the 47,057 shares listed above, which shares are held in a charitable trust of which Mr. Nash is co-trustee with his wife and as to which he disclaims beneficial ownership; D. Dean Spatz shares voting and investment power with respect to 8,400 of the 58,956 shares listed above for Mr. Spatz; and Franklin D. Wicks shares voting and investment power with respect to all of the shares listed above for Dr. Wicks.

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PRINCIPAL BENEFICIAL OWNERS

The following table sets forth information for shareholders that, to the knowledge of the Company based on information provided in each such shareholder’s most recent SEC filings, beneficially owned more than five percent (5%) of the 119,459,879 shares of Common Stock outstanding as of March 6, 2015. Unless otherwise indicated, (1) the table below contains information as of March 6, 2015 and (2) the Company believes each of the entities listed below has sole voting and investing power with respect to all the shares of Common Stock indicated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (#)	Percent of Class (%)

State Farm Mutual Automobile Insurance Company and related entities One State Farm Plaza Bloomington, IL 61710	14,088,673 (1)	11.79
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	10,097,166 (2)	8.45
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	6,852,132 (3)	5.74
State Street Corporation State Street Financial Center One Lincoln Street Boston, MA 02111	6,094,374 (4)	5.10

(1)

As set forth in such company’s Schedule 13G/A, filed on February 4, 2015, State Farm Mutual Automobile Insurance Company reports shares owned by such entity and entities affiliated with such entity, including State Farm Life Insurance Company, State Farm Fire and Casualty Company, State Farm Investment Management Corp., State Farm Insurance Companies Employee Retirement Trust and State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees. The filing indicates that such entities, along with State Farm International Life Insurance Company Ltd., State Farm Associates Funds Trust — State Farm Growth Fund, State Farm Associates Funds Trust — State Farm Balanced Fund and State Farm Mutual Fund Trust, may constitute a group but states that each person disclaims beneficial ownership as to all shares not specifically attributed to such entity in the filing and disclaims that it is part of a group. State Farm Mutual Automobile Insurance Company and related entities report (i) sole voting power over 14,033,160 shares, (ii) shared voting power over 55,513 shares, (iii) sole dispositive power over 14,033,160 shares and (iv) shared dispositive power over 55,513 shares; including for State Farm Mutual Automobile Insurance Company, sole voting power over 6,598,560 shares, shared voting power over 29,962 shares, sole dispositive power over 6,598,560 shares and shared dispositive power over 29,962 shares; for State Farm Life Insurance Company, sole voting power over 456,600 shares, shared voting power over 6,769 shares, sole dispositive power over 456,600 shares and shared dispositive power 6,769 shares; for State Farm Fire and Casualty Company, sole voting power over 0 shares, shared voting power over 3,974 shares, sole dispositive power over 0 shares and shared dispositive power over 3,974 shares; for State Farm Investment Management Corp., sole voting power over 3,241,000 shares, shared voting power over 10,638 shares, sole dispositive power over 3,241,000 shares and shared dispositive power over 10,638 shares; for State Farm Insurance Companies Employee Retirement Trust, sole voting power over 1,328,400 shares, shared voting power over 4,170 shares, sole dispositive power over 1,328,400 shares and shared dispositive power over 4,170 shares; and for State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees, sole voting power over 2,408,600 shares, shared voting power over 0 shares, sole dispositive power over 2,408,600 shares and shared dispositive power over 0 shares.

(2)

As set forth in such company’s Schedule 13G/A, filed on February 11, 2015, The Vanguard Group, Inc., reports (i) sole voting power over 206,406 shares, (ii) shared voting power over 0 shares, (iii) sole dispositive power over 9,904,437 shares and (iv) shared dispositive power over 192,729 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 160,929 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 77,277 shares as a result of its serving as investment manager of Australian investment offerings.

(3)

As set forth in such company’s Schedule 13G/A, filed on February 9, 2015, BlackRock, Inc., on behalf of its subsidiaries BlackRock (Luxembourg) S.A., BlackRock (Netherlands) B.V., BlackRock (Singapore) Limited, BlackRock Advisors (UK) Limited, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Deutschland AG, BlackRock Asset Management Ireland Limited, BlackRock Asset Management North Asia Limited, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Fund Managers Ltd, BlackRock Institutional Trust Company, N.A., BlackRock International Limited, BlackRock Investment

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Management (Australia) Limited, BlackRock Investment Management (UK) Ltd, BlackRock Investment Management, LLC, BlackRock Japan Co Ltd and BlackRock Life Limited, reports sole voting power over 5,617,032 shares, sole dispositive power over 6,848,737 shares and shared dispositive power over 3,395 shares.

(4)

As set forth in such company’s Schedule 13G, filed on February 12, 2015, State Street Corporation, on behalf of its subsidiaries State Street Global Advisors France S.A., State Street Bank and Trust Company, SSGA Funds Management, Inc, State Street Global Advisors Limited, State Street Global Advisors Ltd, State Street Global Advisors, Australia Limited, State Street Global Advisors Japan Co., Ltd. and State Street Global Advisors, Asia Limited, reports shared voting and dispositive power over these shares.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that the Company’s executive officers and directors, and persons who beneficially own more than ten percent of the shares of Common Stock outstanding and entitled to vote, file initial reports of ownership and reports of changes in ownership with the SEC and any national securities exchange on which the Company’s securities are listed and furnish the Company with copies of all reports so filed. As a matter of practice, the Company assists its executive officers and directors by monitoring transactions and completing and filing Section 16 reports on their behalf. Based solely on a review of the copies of such reports in the Company’s possession and certain written representations furnished to the Company by reporting persons, the Company believes all reporting persons made all filings required by Section 16(a) of the Exchange Act on a timely basis during 2014 except that one amended Form 3 was filed by Eric Green to report stock options omitted from his original Form 3 filed in 2013.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2014 about Common Stock which may be issued under the Company’s equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a) (#)(1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b) ($) (2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c) (#) (3)

Equity compensation plans approved by security holders	3,402,452	65.74	6,997,840
Equity compensation plans not approved by security holders	—	—	—
Total	3,402,452	65.74	6,997,840

(1)

Includes: (i) shares to be issued upon the exercise of outstanding stock options granted under the 2003 LTIP – 2,919,974; (ii) shares to be issued upon the vesting of outstanding RSUs granted under the 2003 LTIP and 2014 LTIP – 174,554; (iii) shares to be issued upon the payout of the 2012-2014 performance share awards granted under the 2003 LTIP following the certification of the achievement of the related performance measures in February 2015 – 149,557; (iv) shares to be issued upon the vesting of the target 2013-2015 performance share awards granted under the 2003 LTIP – 64,392; (v) shares to be issued upon the vesting of the target 2014-2016 performance share awards granted under the 2003 LTIP – 60,345; (vi) shares to be issued to Mr. Sachdev upon the vesting of the target 2013-2016 special performance-based awards granted under the 2003 LTIP – 30,290; (vii) shares to be issued to Ms. Bertsch upon the vesting of the target 2014-2016 special performance-based awards granted under the 2003 LTIP – 3,340.

(2)	This value does not take into account any of the RSUs or performance share awards discussed in Note 1 above.

(3)

Includes shares available for issuance under the 2014 LTIP. No further awards will be issued under the 2003 LTIP. No more than 7,000,000 of the shares originally available for issuance under the 2014 LTIP may be granted as incentive stock options. Stock options and stock appreciation rights awarded shall reduce the number of shares available for awards by one share for every one share subject to such award. Awards of restricted stock, restricted stock units, performance shares, and other awards settled in shares shall reduce the number of shares available for awards by two shares for every one share awarded. The Company has no other equity compensation plan with shares available for issuance.

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AGENDA ITEM II.

RATIFICATION OF APPOINTMENT OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2015

The Audit Committee has appointed KPMG LLP as the independent registered public accounting firm to conduct the annual audit of the Company’s financial statements and internal controls over financial reporting for the fiscal year ending December 31, 2015 and the Board has further directed that management submit the appointment of the Company’s independent registered public accounting firm for ratification by the shareholders. Although action by the shareholders in this matter is not required by the By-laws or otherwise, the Board believes that it is appropriate to seek shareholder ratification of this appointment in light of the important role played by the independent registered public accounting firm in maintaining the integrity of the Company’s financial controls and reporting. If the shareholders fail to ratify the appointment of KPMG LLP, the Audit Committee will investigate the reasons for shareholder rejection and consider whether or not to retain KPMG LLP. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different firm at any time during the year if the Audit Committee determines such a change would be in the best interests of the Company and its shareholders.

Representatives of KPMG LLP are expected to be present at the Meeting, will have the opportunity to make a statement if they wish to do so and are expected to be available to respond to appropriate questions.

THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2015.

REPORT OF AUDIT COMMITTEE

To the Board of Directors of Sigma-Aldrich Corporation:

We have reviewed and discussed with management the Company’s audited financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2014.

Management is responsible for the Company’s financial reporting process including its system of internal control over financial reporting, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The Company’s independent registered public accounting firm is responsible for auditing those financial statements and internal controls over financial reporting. We have monitored and reviewed the Company’s financial reporting process and in doing, we have relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent registered public accounting firm included in its report on the Company’s financial statements and internal controls over financial reporting. Management has represented to us that the Company maintains appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations, and that the Company’s financial statements are presented in accordance with generally accepted accounting principles in the United States of America. The independent registered public accounting firm has represented to us that the audit of the Company’s financial statements has been carried out in accordance with the standards of the PCAOB and that the Company’s independent registered public accounting firm is in fact “independent.”

We received periodic reports on the evaluation of and provided oversight and advice to management in its documentation, testing and evaluation of the Company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. In connection with this oversight, we received periodic updates provided by management and the independent registered public accounting firm at each regularly scheduled Audit Committee meeting. At the conclusion of the process, management provided the Audit Committee with and the Audit Committee reviewed a report on the effectiveness of the Company’s internal control over financial reporting. We will continue to oversee the Company’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation in 2015.

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We have discussed with the independent registered public accounting firm the matters required to be discussed under PCAOB standards.

We have received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and have discussed with the independent registered public accounting firm its independence.

We have also considered whether the provision of services by our independent registered public accounting firm not related to the audit of the financial statements referred to above and to the reviews of the interim financial statements included in the Company’s Quarterly Reports on Forms 10-Q in 2014 is compatible with maintaining the independence of our independent registered public accounting firm.

Based upon the reviews and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in its charter, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC.

AUDIT COMMITTEE

Avi M. Nash, Chairman

Rebecca M. Bergman

Michael L. Marberry

W. Lee McCollum

AUDIT FIRM FEE SUMMARY

During 2014 and 2013, the Company retained its independent registered public accounting firm, KPMG LLP, to provide the following services and for the amounts stated below:

Type of Fees	2014 ($)	2013 ($)

Audit Fees	2,763,000	2,810,000
Audit-Related Fees (1)	99,000	80,000
Tax Fees (2)	86,000	92,000
All Other Fees (3)	453,000	—
Total	3,401,000	2,982,000

(1)	Relates to fees for acquisition due diligence services and audits of the Company’s employee benefit plans.

(2)	Relates primarily to fees for tax compliance services.

(3)	Relates to fees for other permitted professional services, including primarily consultations in connection with the Company’s assessment of International Financial Reporting Standards.

Audit fees primarily represent the cost for the audit of the Company’s annual financial statements and internal controls, reviews of the Company’s interim financial information and statutory audits at certain non-U.S. locations.

In connection with the audit of the 2014 financial statements, the Company entered into an engagement agreement with KPMG LLP which set forth the terms by which KPMG LLP performed audit services for the Company. The Audit Committee pre-approves all fees paid to KPMG LLP prior to the commencement of services with one exception. Management has authority to expend up to $100,000 with KPMG LLP for audit services without prior Audit Committee approval, but such action is subject to ratification by the Audit Committee. All of the fees incurred in 2014 and 2013 were either pre-approved or later ratified by the Audit Committee. The Audit Committee has considered whether the provision of non-audit services by the Company’s independent registered public accounting firm is compatible with maintaining auditor independence.

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COMPENSATION DISCUSSION AND ANALYSIS

2014 HIGHLIGHTS

Key 2014 financial results were as follows:

•

Sales were $2,785 million, an increase of 3 percent compared to the same period last year. Excluding the changes in foreign currency exchange rates, which lowered sales by 1 percent, sales increased organically by 4 percent year over year.

•	Gross profit margin was 51.0 percent, an increase from 50.3 percent in 2013. Operating income margin was 24.5 percent, compared to 24.4 percent in 2013.

•	Net income was $500 million compared to $491 million in 2013. Changes in foreign currency exchange rates as compared to the prior year reduced otherwise reportable net income by $11 million.

•	Diluted net income per share was $4.17, compared to $4.06 in 2013.

For a discussion of the Company’s use of non-GAAP financial measures, see page 20 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Financial Measures.

On September 22, 2014, the Company entered into the Merger Agreement with Merck KGaA. The Merger Agreement, among other things, provides for Merck KGaA to acquire the Company at a price of $140 per share in cash, without interest. The acquisition will be accomplished through the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation and an indirect wholly-owned subsidiary of Merck KGaA. A special meeting of shareholders of the Company was held on December 5, 2014, whereby shareholders voted upon and approved a proposal to adopt the Merger Agreement. At that meeting, shareholders also voted upon and approved, on a non-binding, advisory basis, the compensation that may be paid or become payable to the Company’s Named Executive Officers that is based on or otherwise relates to the merger contemplated by the Merger Agreement. The Merger Agreement remains subject to the satisfaction or waiver of specified closing conditions, including the receipt of certain antitrust and governmental approvals and other customary closing conditions.

2014 COMPENSATION PLAN HIGHLIGHTS

The design of our executive compensation program for 2014 was generally consistent with the design of our 2013 program. We continued to support our pay-for-performance philosophy by our use of best practices and our focus of aligning executive compensation with shareholder value creation.

ELEMENTS OF COMPENSATION

The elements of compensation for the Named Executive Officers are intended to attract and retain a high caliber of executive talent, align incentives with shareholder interests and support our pay-for-performance philosophy. The following table summarizes each of the three main elements of our executive compensation program.

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Pay Element	Business Purpose	Key Features	2014 Actions

Base Salary	Attract and retain high quality executives needed to lead our complex global business

Median of Comparator Group used as reference point

Other factors considered in determining base salary for individual executives:

• responsibilities

• individual performance

• internal pay equity

• compensation history

• executive’s potential

Base salaries adjusted to reflect individual performance and changes in the competitive marketplace for talent
Annual Bonus	Motivate and reward achievement of annual financial and individual performance targets set in conjunction with annual business planning process Attract and retain key executives

Cash award paid after year end

Median of Comparator Group used as reference point for target opportunity

Other factors considered in determining target opportunity for individual executive:

• responsibilities

• individual performance

• internal pay equity

In comparison to 2013, threshold, target, and maximum performance goals for operating income, free cash flow, and adjusted EPS have increased
Long-Term Incentive (Stock Options, Time-Based Restricted Stock Units (RSUs) and Performance Shares)

Motivate and reward executive achievement of long-term financial targets in support of long-term strategic plan

Attract and retain key executives

Incentivize executives to create long-term shareholder value by offering opportunities to benefit from stock appreciation through stock ownership

Align executives’ interests with those of shareholders

Combination of stock options, RSUs and performance shares provides balance between share price appreciation, retention and long-term operating results using three-year performance and vesting periods

Median of Comparator Group used as reference point for target opportunity

Other factors considered in determining target opportunity for individual executive:

• responsibilities

• individual performance

• internal pay equity

• executive’s potential

• retention risk

Continued a balanced mix of long-term incentive vehicles, using stock options (50% of grant value), performance shares (25% of grant value), and time vested RSUs (25% of grant value)

Our executive compensation program has evolved in a manner consistent with the Compensation Committee’s view of current best practices. The 2003 LTIP and 2014 LTIP do not allow repricing or replacing underwater stock options or stock appreciation rights without shareholder approval, which we have never sought. Further, the 2014 LTIP has enhanced governance features reflecting current best practices, including a minimum three-year ratable vesting period for all equity awards as well as prohibitions on reload option and share recycling. In February 2014, the Compensation Committee updated our share ownership policy to increase the CEO’s holding requirements from three times base salary to six times base salary. The updated share ownership policy requires all individuals subject to such policy, including the Named Executive Officers, to retain all shares received from the Company as compensation until the applicable shareholding requirement is met. See “Share Ownership Policy” on page 40 of this proxy statement for a more detailed description of the share ownership policy. We do not provide our executives excessive perquisites and

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we do not provide any tax gross-ups on the limited perquisites we do offer. Our CIC agreements do not provide for payments of more than three times base salary plus targeted bonus and do not provide for severance payments without involuntary job loss or substantial diminution of duties (i.e., double-trigger). Our CIC agreements do not provide gross-ups or modified gross-ups on CIC severance payments or extended welfare and retirement benefits. We do not guarantee annual or multi-year incentive awards and do not pay dividends on unvested performance shares or RSUs. Consistent with the pay-for-performance philosophy, annual cash bonus and long-term incentive payments can exceed target levels only if overall Company financial targets are exceeded and will fall below target levels or be eliminated if overall financial goals are not achieved. We believe our executive compensation program appropriately utilizes many best practices in our overall pay-for-performance philosophy and is aligned with the interests of our shareholders.

ROLE OF COMPENSATION COMMITTEE

The Compensation Committee has responsibility for establishing and monitoring adherence to the Company’s compensation philosophies and objectives. The Compensation Committee is charged with monitoring the total compensation paid to each of the Named Executive Officers to ensure that compensation is fair, reasonable and competitive. The Compensation Committee makes all compensation decisions for our executive officers and reviews the performance of our President and CEO. A description of the Compensation Committee’s role in setting executive compensation is included on page 14 under “Directors Meetings and Committees — Compensation Committee” and in its Charter which is published on the Company’s website, www.sigmaaldrich.com, under “Investor Relations – Corporate Governance.” Information on the Company’s website is not incorporated by reference herein.

ROLE OF INDEPENDENT CONSULTANT TO THE COMPENSATION COMMITTEE

The Compensation Committee retains the services of Total Rewards Strategies as its Compensation Consultant to collect benchmark data and analyze the executive compensation and related data of the Comparator Group. Based on the independence factors set forth in the NASDAQ listing standards, the Compensation Committee determined that the Compensation Consultant’s engagement did not raise any conflict of interest. The Compensation Consultant provides the Compensation Committee with information on compensation trends and practices as well as alternatives for the Compensation Committee’s consideration when making compensation decisions. The Compensation Consultant also provides opinions on compensation recommendations the Compensation Committee receives from management. The Compensation Consultant was present at all of the regular Compensation Committee meetings in 2014. In addition to executive compensation consulting services, the Compensation Consultant also provided director compensation consulting services to the Governance Committee, which is responsible for setting director pay. The Compensation Consultant did not provide any other services to the Company in 2014.

ROLE OF MANAGEMENT IN COMPENSATION DECISIONS

Management, through the CEO and the Vice President of Human Resources, provides recommendations to the Compensation Committee regarding compensation strategy, plan design and implementation. Management uses Comparator Group data provided by the Compensation Consultant in making these recommendations. The CEO annually reviews the performance of our executive officers and presents individual compensation recommendations for these officers to the Compensation Committee for approval. The Compensation Committee exercises its discretion in accepting, modifying or disregarding these recommendations.

EXECUTIVE COMPENSATION PHILOSOPHY AND OBJECTIVES

We seek to maintain an executive compensation program designed to attract, retain, motivate and reward executives capable of achieving and exceeding challenging business objectives in the complex and competitive global chemical, life science and high technology industries in which we operate. The objectives approved by the Board are those thought to best deliver sustainable long-term shareholder value through profitable growth of the Company. In establishing and overseeing our pay-for-performance philosophy, the Compensation Committee established short- and long-term financial and operating performance goals for 2014 consistent with our strategic plans. The Compensation

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Committee believes compensation paid to executives should be closely aligned with these performance goals, and that a significant portion of compensation should be directly related to factors that influence shareholder value, thereby aligning compensation with our shareholders’ interest.

COMMITTEE CONSIDERATION OF THE COMPANY’S 2014 SHAREHOLDER ADVISORY VOTE ON EXECUTIVE COMPENSATION

At our 2014 annual meeting of shareholders, consistent with the 2013 executive compensation advisory vote results, over 97% of voted shares approved, on an advisory basis, the compensation of the Named Executive Officers, thus ratifying our pay-for-performance philosophy and balanced compensation approach. No specific component of our 2014 executive compensation program was altered based upon this high passage rate.

COMPARATOR GROUP

We use a Comparator Group as a reference for our executive compensation program. The Compensation Committee believes our Comparator Group is representative of the labor market from which we recruit executive talent. Factors used to select Comparator Group companies include industry segment, sales, profitability, market capitalization and number of employees. The Compensation Committee reviews the make-up of the Comparator Group annually. The Comparator Group that was used in 2013 was retained for 2014. Shown below is the Comparator Group for 2014:

Agilent Technologies, Inc.	Covance Inc.	PerkinElmer, Inc.

Air Products & Chemicals Inc.	Ecolab Inc.	Qiagen

Airgas, Inc.	Int’l Flavors & Fragrances Inc.	Bio-Techne Corporation

Albemarle Corporation	Life Technologies Corporation (1)	Thermo Fisher Scientific Inc.

Ashland Inc.	Lonza	VWR International

Bio-Rad Laboratories, Inc.	Mettler-Toledo International Inc.	Waters Corporation

Charles River Laboratories Int’l, Inc.	Pall Corporation

(1)	Life Technologies was acquired by Thermo Fisher Scientific Inc. in February 2014 and was eliminated from the Comparator Group at that time.

When considering the appropriateness of the Comparator Group, the Compensation Committee compared the financial results for the Company against those of the Comparator Group. As shown in the table below based on data as of December 31, 2013 among the Comparator Group, the Company placed between the 50th and 75th percentiles for net income and market capitalization and slightly below the 50th percentile for sales and number of employees. Given these comparisons, it is the Compensation Committee’s opinion that our use of the median compensation levels of the Comparator Group as reference points continued to be reasonable and appropriate in determining compensation for the Named Executive Officers.

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2013 FISCAL YEAR RESULTS FOR COMPARATOR GROUP ($ IN MILLIONS)

Comparator Group	Sales	Net Income	Market Capitalization (12/31/13)	Number of Employees
25th Percentile	2,158	125	5,013	7,200
50th Percentile	2,800	335	7,130	9,868
75th Percentile	5,414	526	11,443	15,000
Sigma-Aldrich Corporation	2,704	491	11,230	9,000

Among other analyses presented, the Compensation Consultant provides the 50th percentile of the Comparator Group for each element of total compensation (base salary, annual cash bonus and long-term incentive compensation) as well as total overall compensation. The Compensation Committee uses the median as a reference point when determining compensation targets for each element of pay as well as total compensation. Actual target pay for an individual may be more or less than median based on the Compensation Committee’s evaluation of the individual’s responsibilities, potential, performance and compensation history and internal pay equity.

ELEMENTS OF COMPENSATION

Elements of our executive compensation program and benefits package include:

•	base salary;

•	performance-based annual cash bonus opportunity;

•	performance-based long-term incentive compensation comprised of a combination of stock options and performance shares granted annually;

•	time-based long-term incentive compensation in the form of RSUs granted annually;

•	from time to time, one-time equity or cash grants may be used to attract new executives or reward or retain current management;

•	a comprehensive clawback policy covering both the annual cash bonus and long-term incentive awards that calls for recoupment in the event of financial restatement, regardless of culpability;

•

employee benefits, such as life, health and disability insurance benefits, a tax-qualified retirement savings plan (401(k)), a non-qualified 401(k) restoration plan, a tax-qualified defined benefit pension plan, which was frozen in 2012 and terminated in 2014, and a frozen SERP;

•	a non-qualified, employee-funded deferred compensation plan;

•	limited perquisites consisting of an automobile allowance and executive physical;

•	a CIC agreement that provides a severance payment of no more than three times base salary plus target bonus upon termination after a CIC but no tax gross-up; and

•	a share ownership policy that requires all executives to hold Company stock with a market value equal to a certain multiple of their base salary.

COMPENSATION ANALYSIS

At least annually, the Compensation Committee is provided with a total compensation analysis (i.e., tally sheet) for each of our senior executives, including the Named Executive Officers, which provides the annual value of each

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element of compensation and benefits as well as the combined annual value of all compensation. The Compensation Committee uses these analyses as a reference point in monitoring the effectiveness of our executive compensation program, including whether the program reflects Company operating performance and is correlated to changes in TSR.

Each element of compensation is intended to achieve a specific purpose and to contribute to a total compensation package designed to be competitive with an appropriate mix of performance-based pay. There is no pre-determined policy or target for allocating compensation among the various elements. The Compensation Committee reviews information provided by the Compensation Consultant regarding market practices and the practices of the Comparator Group and considers the Company’s historical pay practices to determine the appropriate level and mix of compensation. In allocating compensation among the various elements of our program, we believe the compensation of our most senior executives, including the Named Executive Officers who have the greatest ability to influence Company performance, should be predominately performance-based. The following table shows the portion of each Named Executive Officer’s compensation for 2014 allocated to each of the three main elements of compensation – base salary, annual cash bonus and long-term incentive awards – as well as the total performance-based compensation assuming a full year of participation and 100% achievement of all performance-based targets. The effects of Ms. Bertsch’s special performance-based equity grants and special cash grant on the compensation mix are included in the “Including Special Grants” column. See “Special Long-Term Incentive Grants” on page 37 of this proxy statement for additional details on these special grants.

2014 TARGET COMPENSATION MIX as Percent of Total Compensation (%)

	Excluding Special Grants				Including Special Grants (1)
	Base	Bonus	Long- Term Incentives	Total Performance- Based	Base	Bonus	Long- Term Incentives	Total Performance- Based
Rakesh Sachdev	18	18	64	66	18	18	64	66
Jan A. Bertsch	28	19	53	58	19	12	69	53
Gilles A. Cottier	26	17	57	60	26	17	57	60
Eric M. Green	30	20	50	57	30	20	50	57
Franklin D. Wicks	28	18	54	58	28	18	54	58

(1) Ms. Bertsch is the only Named Executive Officer who received one-time special equity and cash grants in 2014.

The Compensation Committee reviews historic target and realized compensation for the Named Executive Officers in comparison to realized compensation for executives in the Comparator Group, considering the financial and stock performance of the Company and the Comparator Group as a whole. Total compensation delivered is considered in relation to actual Company performance with respect to sales, net income and TSR over a five-year period. Relative Company performance and total realized compensation are compared to that of the Comparator Group.

The Compensation Committee also analyzes our equity compensation practices in comparison to those of the Comparator Group considering market capitalization, net income and number of outstanding shares to ensure that our equity grants are appropriate relative to the Comparator Group and our financial performance. It also reviews the form of equity compensation relative to the Comparator Group and adjusts the form of equity grants in consideration of both market practice and the Company’s philosophy to align our program with the creation of long-term shareholder value.

Base Salary

We provide executives with a base salary intended to attract and retain the quality executives needed to lead our complex, global businesses. In setting the base salaries of the Named Executive Officers, the median of the Comparator Group is used as a reference point, although responsibilities, individual performance, internal pay equity,

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compensation history and potential of the executive are also considered. The Compensation Committee reviews the base salaries of the Named Executive Officers annually and may make adjustments as appropriate.

The Compensation Committee increased the salary for each of the Named Executive Officers, with the exception of Mr. Sachdev, effective as of March 24, 2014, as part of its annual compensation review process and in recognition of the contributions of each of the Named Executive Officers to the Company during the prior year. Mr. Sachdev’s salary was increased effective January 1, 2014, in accordance with his Amended and Restated Employment Agreement, as described on page 52 of this proxy statement. The increased salary for Mr. Sachdev is also reflective of salaries of the Comparator Group for CEOs. The following table provides annualized base salary information for each of the Named Executive Officers for 2014 and 2013.

ANNUALIZED BASE SALARIES ($)

	2014	2013
Rakesh Sachdev	1,000,000	900,000
Jan A. Bertsch	490,000	470,000
Gilles A. Cottier	408,500	390,000
Eric M. Green	375,000	350,000
Franklin D. Wicks	460,000	441,500

Annual Cash Bonus

Our annual cash bonus is awarded pursuant to the Bonus Plan and is designed to provide incentives to achieve annual financial and operational performance targets set in conjunction with the annual business planning process. Shareholders re-approved the Bonus Plan in 2010 with the goal of maintaining tax deductibility under Section 162(m) of the Code, and to add a Bonus Plan repayment requirement, often called a “clawback” provision, which requires covered executives to repay bonus awards in certain situations where financial results are subsequently restated. The Compensation Committee determines target Bonus Plan awards for each executive annually after considering as a reference point the target awards provided to comparable executive positions in the Comparator Group. The Compensation Committee also considers the executive’s responsibilities and performance as well as internal pay equity.

The table below reflects the threshold, target and maximum Bonus Plan opportunity as a percentage of base salary for each of the Named Executive Officers as established by the Compensation Committee. Bonus targets as a percentage of base salary were unchanged from 2013.

2014 BONUS PLAN OPPORTUNITY AS A PERCENTAGE OF BASE SALARY (%)

	Threshold Performance	Target Performance	Maximum Performance
Rakesh Sachdev	50.0	100.0	200.0
Jan A. Bertsch	32.5	65.0	130.0
Gilles A. Cottier	32.5	65.0	130.0
Eric M. Green	32.5	65.0	130.0
Franklin D. Wicks	32.5	65.0	130.0

Performance targets for the Bonus Plan are linked directly to the annual business plans for the overall Company and, where applicable, business units. For our CEO and corporate function heads, 80% of the payout is based on total Company results with respect to adjusted operating income, free cash flow and organic sales growth, with 20% based on adjusted EPS results, subject to adjustments for individual performance, which we refer to as the “individual

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element” of the bonus. For our executives leading business units, 50% of the payout is based on total Company results with respect to adjusted operating income and free cash flow, 30% is based on business unit organic sales growth and the 20% individual element is funded based on adjusted EPS results and allocated based on achievement of certain business unit financial metrics and individual performance. Given the nature of our business, the Compensation Committee believes this allocation provides an appropriate balance among Company, business unit and individual accountability.

Bonus Plan performance metric definitions are shown below:

•

Adjusted operating income is a key accounting measure and broad-based performance metric. The Compensation Committee uses this metric to ensure business decisions are made in the best interests of our shareholders. The calculation excludes from reported operating income the impacts of restructuring and impairment charges, acquisition costs, significant, unusual or one-time expenses or gains, any material acquisitions made during the year, and adjustments due to fluctuations in foreign currency exchange rates. All Named Executive Officers have adjusted operating income as a performance measure in their Bonus Plan award.

•

Free cash flow measures the Company’s ability to use its assets to generate cash. The Compensation Committee believes free cash flow is important as it allows the Company to invest in its future and to pay dividends. We define free cash flow as net cash provided by operating activities less capital expenditures. All Named Executive Officers have free cash flow as a performance measure in their Bonus Plan award.

•

Organic sales growth demonstrates the Company’s ability to grow the existing business, without consideration of current year acquisitions or divestiture activity, and is a comparison of year-over-year sales. We define organic sales growth as sales, adjusted for currency fluctuations and excluding material acquisitions and divestitures made during the year. For 2014, the organic sales growth goal for Mr. Sachdev and Ms. Bertsch was based on overall Company results. For business unit executives, the organic sales growth goal was based on their specific business units as follows: for Mr. Cottier – SAFC Commercial; for Mr. Green – Research; and for Dr. Wicks – Applied.

•

Adjusted EPS is used to determine the overall funding for the individual element based on the Company’s attainment of specified threshold, target and maximum adjusted EPS targets. We define adjusted EPS as earnings per share adjusted for the impacts of restructuring and impairment charges, acquisition costs, significant, unusual or one-time expenses or gains and any material acquisitions made during the year, and adjustments due to fluctuations in foreign currency exchange rates. Upon achieving at least the threshold level of adjusted EPS, the CEO recommends to the Compensation Committee an allocation of available funds to the corporate functions based on the attainment of each function’s specific goals. Using these metrics, the Compensation Committee determines individual performance and payouts for Mr. Sachdev and Ms. Bertsch. Achievement of certain business unit financial metrics is used to allocate available funds to the business units for Messrs. Cottier and Green and Dr. Wicks and individual performance is used to determine the payout for each executive. The Compensation Committee believes it is appropriate to encourage focus on particular goals specific to each business unit and individual. Individual objectives impact this portion of the cash bonus only if the established adjusted EPS and business unit financial metrics are achieved and then, only negatively in the Compensation Committee’s discretion (i.e., depending on the executive’s performance against his or her individual objectives, the Compensation Committee can decrease this portion of the cash bonus).

The individual objectives for each of the Named Executive Officers were as follows:

•	Mr. Sachdev: Exceed the Company’s overall financial goals established for the Bonus Plan and the 2003 LTIP and meet targets established for talent development, safety and corporate sustainability.

•	Ms. Bertsch: Provide leadership for the finance organization and strategic financial leadership to enable attainment of the Company’s overall financial goals.

•	Mr. Cottier: Lead SAFC Commercial business unit to deliver on key projects, and achieve targeted sales growth and certain SAFC Commercial financial metrics.

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•	Mr. Green: Lead Research business unit and achieve sales growth targets for strategic initiatives and certain Research financial metrics.

•	Dr. Wicks: Lead Applied business unit and achieve sales growth targets for strategic initiatives and certain Applied financial metrics.

The Compensation Committee determines performance against such individual objectives and determines the need for any negative adjustments to the bonus award, based upon recommendations from the CEO except in the case of the CEO’s performance. The Compensation Committee evaluates Mr. Sachdev’s performance based on a comparison of overall Company results against Company goals.

In summary, for Mr. Sachdev and Ms. Bertsch, the performance metrics and relative weighting of such metrics as a percentage of the total cash bonus were as follows:

Metric Type	Specific Metric	Weighting (% of Total Cash Bonus)

Total Company Metrics	Adjusted Operating Income	40
	Free Cash Flow	10
	Organic Sales Growth	30
Adjusted EPS/Individual Objectives	Adjusted EPS	20
Total		100

For each of Messrs. Cottier and Green and Dr. Wicks, the performance metrics and relative weighting of such metrics as a percentage of the total cash bonus were as follows:

Metric Type	Specific Metric	Weighting (% of Total Cash Bonus)

Total Company Metrics	Adjusted Operating Income	40
	Free Cash Flow	10
Business Unit/Individual Objectives	Business Unit Organic Sales Growth	30
	Funded based on Company Adjusted EPS and allocated to business units based on achievement of certain business unit financial metrics	20
Total		100

Each of the performance metrics established for the Named Executive Officers represent significant drivers of financial performance for the Company. In the Compensation Committee’s opinion, achieving these goals represents a significant, yet appropriate, challenge for the executives and their organizations. The performance metrics are weighted to reflect the Compensation Committee’s determination of the importance of each and the vaIue their achievement can bring to our shareholders.

For our corporate-level executives, with respect to adjusted operating income, free cash flow and organic sales growth, the Compensation Committee established targets the accomplishment of which is intended to provide for a 100% payout for that particular metric. Targets at the corporate level for adjusted operating income, free cash flow and organic sales growth metrics in 2014 were $725 million, $475 million and 4.0%, respectively. In 2014, overall Company results for adjusted operating income, free cash flow and organic sales growth were $729 million, $522 million and 3.9%, respectively, resulting in a payout of 125%, 200% and 97.5%, respectively, for each of these metrics for Mr. Sachdev and Ms. Bertsch. Target for adjusted EPS in 2014 was $4.33 and actual adjusted EPS in 2014 was $4.45 resulting in a payout of 200% for the individual element for Mr. Sachdev and Ms. Bertsch. As noted above, the

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Compensation Committee may apply negative discretion to reduce the individual element of the awards based on individual performance. For 2014, the Compensation Committee elected not to apply negative discretion with respect to the individual element for our corporate-level executives as it felt the performance of each executive against his or her individual objectives met or exceeded expectations.

In addition to the corporate-level targets and results shown above for adjusted operating income and free cash flow and, for purposes of the individual element, adjusted EPS, which are also applicable for Messrs. Cottier and Green and Dr. Wicks, the Compensation Committee established targets specific to SAFC Commercial, Research and Applied for the business unit organic sales growth portion of the bonus. The SAFC Commercial and Research business unit organic sales growth results were between threshold and target, resulting in payouts below target for Messrs. Cottier and Green for this portion of the bonus. The Applied business unit organic sales growth result was above the maximum, resulting in a payout at maximum for Dr. Wicks for this portion of the bonus. As noted above for the corporate-level executives, adjusted EPS was above target resulting in an above target funding for the individual element, subject to the CEO’s recommendations based on achievement of business unit financial metrics. As a result of each business unit’s performance against these financial metrics, the CEO recommended payouts for Messrs. Cottier and Green and Dr. Wicks. The Compensation Committee elected not to apply negative discretion with respect to the CEO’s recommendations regarding the individual element for Messrs. Cottier and Green and Dr. Wicks as it felt the performance of each executive against his individual objectives met or exceeded expectations.

We consider the following business unit targets to be confidential: business unit organic sales growth, sales growth targets for strategic initiatives and certain business unit financial metrics. Achievement of each of these targets requires superior performance by the Named Executive Officers and their corresponding business units. More specifically, it has been and will continue to be the practice of the Compensation Committee and the CEO to set all of these targets at levels that will require each Named Executive Officer to expend considerable time and energy and apply exceptional skill and ingenuity to achieve the same. Furthermore, because the Compensation Committee and CEO expect superior performance on a consistent basis, the Named Executive Officers and the business units they lead are expected to achieve all of the objectives set for them at target levels and thereby receive target compensation in consideration thereof, despite the considerable time and energy and exceptional skill and ingenuity required to achieve target performance. This expectation applies to the annual business unit organic sales growth, strategic initiative sales growth targets and certain business unit financial metrics described herein.

Over the prior five years, the annual bonus payout with respect to the business unit organic sales growth target has ranged from 0% to 200% of target for applicable Named Executive Officers, with an average payout during such period at 77% of target. Over the prior five years, the annual bonus payout with respect to the individual element has ranged from 0% to 200% of target for all Named Executive Officers in respect of all criteria on which such individual element was measured during each such year, with an average individual element payout during such period at 122% of target.

Bonus Plan payments for 2014 based on the metrics and results described above are shown for each Named Executive Officer in the table below.

2014 BONUS PLAN AWARDS

	As Percentage of Target (%)	Actual Award ($)
Rakesh Sachdev	139.3	1,393,000
Jan A. Bertsch	139.3	443,671
Gilles A. Cottier	122.9	326,330
Eric M. Green	103.7	252,769
Franklin D. Wicks	165.8	495,742

The Bonus Plan payments are shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for 2014, 2013 and 2012 on page 41 of this proxy statement.

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Long-Term Incentive

We use long-term incentive awards to attract and retain key management, including the Named Executive Officers. All long-term incentive awards issued prior to May 6, 2014 were granted under the 2003 LTIP and, following shareholder approval of the 2014 LTIP on May 6, 2014, were granted under the 2014 LTIP. Shareholders re-approved the 2003 LTIP performance criteria in 2011 and approved the 2014 LTIP performance criteria in 2014 with the goal of preserving certain tax deductibility under Section 162(m) of the Code. In addition, the Board declared a two-for-one stock dividend in November 2006 which, when paid in January 2007, had the effect of, among other things, doubling the number of authorized shares under the 2003 LTIP and the limit on the number of shares that may be issued to any individual under the 2003 LTIP. The Compensation Committee has oversight of the 2003 LTIP and 2014 LTIP and believes they provide an appropriate incentive for our executives to create shareholder value by offering participants an opportunity to benefit from stock appreciation through stock ownership.

In determining the long-term incentive opportunity for each Named Executive Officer, the Compensation Committee considers the median value of long-term incentive compensation for each comparable executive position in the Comparator Group of companies. The Compensation Committee also considers overall share utilization in comparison to the Comparator Group, taking into account both the overall number of shares used (as a percentage of shares outstanding) as well as the value of shares used relative to the Comparator Group. The Compensation Committee then determines the long-term incentive compensation opportunity for each Named Executive Officer using as a reference point the median target awards provided to comparable executive positions in the Comparator Group. The Compensation Committee also considers the executive’s responsibilities, potential and individual performance as well as internal pay equity. The table below shows the accounting value of the annualized long-term incentive opportunity for each Named Executive Officer for 2014 and 2013.

LONG TERM INCENTIVE OPPORTUNITY ESTIMATED GRANT VALUE ($ in thousands) (excluding special equity and cash grants)

	2014	2013
Rakesh Sachdev	3,049	3,373
Jan A. Bertsch	970	869
Gilles A. Cottier	741	869
Eric M. Green	529	613
Franklin D. Wicks	741	869

(1) The amounts shown reflect the aggregate grant date fair value of stock options, performance share awards and RSUs, computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 14: Equity Instruments and Share Based Compensation to the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and assume a grant date fair value per option of $19.20 for 2014 and $19.67 for 2013 for the portion of the award delivered in options. The values per share used to determine the number of options to be granted, in accordance with the methodology approved by the Compensation Committee (which assumes a seven year rather than a five year life) were $27.73 for 2014 and $18.50 for 2013 thus causing significantly fewer options to be granted in 2014 than in 2013 to deliver the same value. The 2014 targeted long-term incentive compensation value approved by the Compensation Committee was somewhat higher than in 2013 for each Named Executive Officer.

The Compensation Committee believes that the mix of equity compensation among stock options, RSUs and performance shares aligns the interests of executives with those of shareholders through stock appreciation, while also addressing the need for a retention element. The mix is also intended to account for the volatility of our stock price, the value of which may be driven by general forces in the market and other factors beyond our control.

Stock Options

On February 10, 2014, the Compensation Committee granted the Named Executive Officers stock options with a ten-year term that vest in three equal increments on each of the first three grant date anniversaries. The number of options

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granted was determined by dividing 50% of the target long-term incentive opportunity by an estimated Black-Scholes value of the option. For purposes of this calculation, the Compensation Committee selected an option life and volatility period of seven years.

The Compensation Committee has a policy whereby the exercise price of an option is set at 100% of the fair market value of the Common Stock on the close of trading on the first day of the designated “trading window” which follows a public release of earnings. By setting the option price within the trading window period, the Compensation Committee believes it will enhance transparency and reduce the potential for stock price volatility to unduly affect compensation. The grant date fair value of options which equals the expense related to the 2014 option grants to the Named Executive Officers, excluding assumed forfeitures, is listed in the “Option Awards” column of the Summary Compensation Table for 2014, 2013 and 2012 on page 41 of this proxy statement and the “Grant Date Fair Value of Stock and Option Awards” column of the Grants of Plan-Based Awards for 2014 table on page 43 of this proxy statement, and the grants of options are listed in the final three columns of the Grants of Plan-Based Awards for 2014 table on page 43 of this proxy statement.

Time-Based Restricted Stock Units (RSUs)

As part of the annual equity grant, on February 10, 2014, the Compensation Committee granted the Named Executive Officers RSUs that vest upon the completion of a three-year service period beginning January 1, 2014 and ending December 31, 2016. The number of RSUs granted was determined by dividing 25% of the target long-term incentive opportunity by an approximation of the grant date value of a share of Common Stock near the grant date.

The value of the grants is dependent upon continued service with the Company as well as stock price appreciation and thus enhances both retention and shareholder value creation. The number and value of RSU grants are listed in the Grants of Plan-Based Awards for 2014 table on page 43 of this proxy statement in the columns titled “All Other Stock Awards: Number of Shares of Stock or Units” and “Grant Date Fair Value of Stock and Option Awards.”

Performance Shares

The Compensation Committee granted awards of performance shares under the 2003 LTIP, to motivate our executives to achieve our financial targets over a three-year period. A new three-year performance period is launched each year, and performance periods including 2014 began in 2012, 2013 and 2014. The Compensation Committee established financial performance measures and targets for each three-year performance period. For the performance period beginning in 2012, the average annual sales growth target was set at 7% and weighted 40%, the ROE target was set at 20% and weighted 40% and relative TSR was added as a metric with the target set at the median of the Comparator Group and weighted 20%. For the performance period beginning in 2013, the average annual sales growth target was set at 7% and weighted 40%. In addition, ROE was replaced by ROIC, weighted 40%, with the target set each year to create more focus on working capital management and capital investment decisions and to support the Company’s acquisition growth strategy. The ROIC target for 2013 was set at 20%. Relative TSR was maintained as a metric with the target set at the median of the Comparator Group and weighted 20%. For the performance period beginning in 2014, the average annual sales growth target was set at 6% and weighted 40%. Such target was revised to 6% to reflect opportunities for organic growth and growth by acquisition given the current economic and competitive landscape. The ROIC target for 2014 was set at 20% and weighted 40%. Relative TSR was maintained as a metric with the target set at the median of the Comparator Group and weighted 20%.

For each metric, threshold, target and maximum performance goals are established, achievement of which results in payouts of 50%, 100% or 200% of target with proportional adjustment between these points. No payout occurs for performance below the threshold level.

Performance share metrics are defined below:

•	Average annual sales growth is defined as the three-year average of year-over-year percentage changes in net sales (currency adjusted) inclusive of acquisitions and divestitures.

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•

ROE is defined as the three-year average of each year’s reported net income divided by average total shareholders’ equity. There are no adjustments to net income or shareholders’ equity for this calculation.

•

Relative TSR compares the results of investing in Common Stock versus the stock of other companies in the Comparator Group considering both the appreciation or depreciation in share price as well as the value of dividends distributed during the three-year time period. Share price is calculated at the beginning and end of the period using the average closing price for each business day during the month of December (the December immediately prior to the grant date and the December immediately prior to the vest date). Relative TSR was added in 2012 to better align compensation with long-term shareholder value creation. Relative TSR representing the threshold, target and maximum payout for that portion of the award attributable to relative TSR is as follows for the 2012-2014, 2013-2015 and 2014-2016 performance share awards:

	TSR Performance (Percentile of Comparator Group)	Payout (%)

Threshold	33rd	50
Target	50th	100
Maximum	90th	200

•

ROIC is defined as after tax operating income divided by the sum of total book equity and net debt. Operating income excludes acquisition related amortization, restructuring costs and acquisition transaction costs. Net debt is defined as total debt less cash.

The average annual sales growth and ROE or ROIC measures are expected to provide a balance between growth and asset efficiency measures consistent with our strategic goals while the relative TSR measure aligns executive compensation with shareholders in a manner that adjusts for equity market dynamics. The Compensation Committee believes this combination of metrics provides a balanced approach to executive compensation. Performance share vesting is calculated without management or Compensation Committee discretion. Any award earned will be delivered 100% in shares of Common Stock, subject to applicable tax withholding. The expense related to the 2014 performance share grants (at target value) to the Named Executive Officers is listed in the “Stock Awards” column of the Summary Compensation Table for 2014, 2013 and 2012 on page 41 of this proxy statement.

In February 2014, the Compensation Committee, in consideration of the median of the Comparator Group, as well as responsibilities, individual performance, internal pay equity, potential and retention risk, granted performance shares to the Named Executive Officers for the three-year performance period beginning January 1, 2014 and ending December 31, 2016. The number and expense related to the 2014 performance share grants (at target value) are listed in the Grants of Plan-Based Awards for 2014 table on page 43 of this proxy statement in the columns titled “Estimated Future Payouts Under Equity Incentive Plan Awards” and “Grant Date Fair Value of Stock and Option Awards.”

The most recent payout of performance shares, based on Company average annual sales growth and ROE performance for the three-year period from January 1, 2012 to December 31, 2014, occurred in February 2015 at 82% of target as shown below.

PERFORMANCE SHARE PAYOUT (FOR THE 2012 - 2014 PERFORMANCE PERIOD)

		PERFORMANCE LEVELS	RESULTS
Measure	Weight (%)	Target (100% of grant) (%)	Results (%)	Shares Awarded as Percent of Target (%)
Sales Growth	40.0	7.0	5.2	70
Return on Equity	40.0	20.0	18.2	55
Relative TSR	20.0	50th percentile	73rd	158
Total	100.0			82

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The Company achieved sales growth of 5.2% for the three-year period, resulting in a 70% payout for that component. The Company achieved ROE of 18.2%, resulting in a 55% payout for that component. The Company achieved relative TSR of the 73rd percentile, resulting in a 158% payout for that component. The combined achievement for all three components resulted in a payout of 82% (40% times 70%, plus 40% times 55%, plus 20% times 158%) of the target performance shares granted to participants. The Compensation Committee believes that attainment of the goals was a significant challenge and did not apply discretion in determining the award.

Special Long-Term Incentive Grants

On February 10, 2014, the Compensation Committee made a one-time special grant of 10,820 stock options and 3,340 performance shares under the 2003 LTIP to Ms. Bertsch, Executive Vice President and CFO. This grant was made in recognition of Ms. Bertsch’s critical role at the Company and her significant contributions to the Company during 2012 and 2013. The stock options cliff vest in full on the third anniversary of the grant date. The performance shares vest in the form of Company common stock in two equal installments on the third and fourth anniversaries of the grant date, with the payment of any performance share award subject to the achievement of a cumulative free cash flow goal of $900,000,000 during the three-year performance period beginning January 1, 2014 and ending December 31, 2016. The performance share award agreements define cumulative free cash flow as net cash provided by operating activities less capital expenditures, excluding any cash used in significant restructuring activities.

On September 21, 2014, the Compensation Committee made a special cash award of $500,000 to Ms. Bertsch. This award was made in recognition of her critical role and significant contributions to the Company during 2014, and is not related to the recently announced acquisition of the Company by Merck KGaA, or contingent upon the closing of that transaction. The award will vest in full on September 21, 2017, or upon Ms. Bertsch’s termination by the Company for any reason other than cause.

EMPLOYMENT AGREEMENT

On September 3, 2013, the Company amended and restated Mr. Sachdev’s Employment Agreement to, among other things, extend the term for five years effective as of January 1, 2014.

As part of amending and restating Mr. Sachdev’s Employment Agreement, the Compensation Committee set Mr. Sachdev’s 2014 base salary at $990,000 and annual long-term incentive target opportunity at $3,600,000 in order to recognize his exemplary performance and to move his compensation closer to the median total compensation of his peers in the Comparator Group. Subsequently, based on overall 2013 performance, the Compensation Committee increased Mr. Sachdev’s 2014 base salary to $1,000,000.

See “Employment Agreements — Employment Agreement with Mr. Sachdev” on page 52 of this proxy statement for additional details on the Amended and Restated Employment Agreement with Mr. Sachdev.

FINANCIAL RESTATEMENT POLICY

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires stock exchanges to adopt rules requiring listed companies to develop and implement a policy for recovery (i.e., clawback) of incentive-based compensation from executive officers in the event of the restatement of previously published financial statements resulting from a material accounting error, material non-compliance with financial reporting requirements or violations of U.S. securities laws.

In advance of the issuance of final rules, in 2011 the Compensation Committee adopted a financial restatement policy that requires the clawback of any overpayment whenever there is a restatement of previously filed financial statements with the SEC, whether or not there was any wrongdoing. The policy has the following key attributes:

•

Applies to all executive officers of the Company subject to Section 16 of the Exchange Act irrespective of responsibility as well as any management level employee the Compensation Committee deems responsible for a restatement;

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•	Makes incentive compensation granted or paid out during the period of up to three years prior to the restatement subject to clawback;

•

Includes as covered incentive compensation Bonus Plan payments, 2003 LTIP awards and 2014 LTIP awards (performance shares, RSUs and stock options) as well as any other awarded incentive-based compensation;

•	Recoups the difference in the amount actually paid and the amount that should have been paid if the financial statements had been correctly reported initially; and

•

Recovers the clawback amount through cash payment, salary withholding over a 12-month period, reduction of future incentive compensation, voiding unvested share or option grants or recovering deferred compensation.

Once the SEC approves final rules, the Compensation Committee intends to amend the policy as necessary to ensure compliance with such regulations.

COMPANY SPONSORED BENEFIT PLANS

We provide the Named Executive Officers with essentially the same company-sponsored health, welfare and retirement benefits as all other employees, including life, health and disability insurance benefits, a qualified savings plan, a non-qualified 401(k) restoration plan and a deferred compensation plan. Following is a brief description of the differences for the Named Executive Officers from those standard plans.

Welfare Benefits

Because of salary limits on our basic disability insurance benefit, certain highly compensated employees, including the Named Executive Officers, receive a Company-paid supplemental long-term disability benefit that provides base salary income replacement of 67% to a disabled participant to a maximum monthly benefit of $21,000 when combined with the basic benefit. The Named Executive Officers also have increased coverage under our travel accident insurance plan, pursuant to an industry standard policy.

Retirement Plans

In order to further minimize volatility in Company expense, our U.S. tax qualified pension plan, the Retirement Security Value Plan (RSVP), which was frozen as of December 31, 2012, was terminated for all participants, including the Named Executive Officers, effective December 31, 2014. We expect the distribution of assets to occur during 2015 following Internal Revenue Service approval. Participants will have the opportunity to elect a payout of their RSVP balance as a lump sum distribution or an immediate monthly annuity, or to defer their benefit. If they defer their benefit, an insurance contract will be purchased from an insurance company chosen by the Company on their behalf. Upon distribution of all assets, the plan will cease to exist for all participants.

Supplemental Executive Retirement Plan

The SERP provided certain executives, including the Named Executive Officers, with additional retirement savings to supplement those that would otherwise be available but for limits imposed by the Code, including a limitation on eligible compensation in a qualified savings plan of $260,000 for 2014. The Compensation Committee, after a review of retirement benefits of the Comparator Group supplied by the Compensation Consultant, discontinued Company contributions to the SERP after the 2013 Company contribution.

We maintain a bookkeeping account for participants reflecting annual credits. Participants in the SERP, including the Named Executive Officers, choose the investment options used to determine the earnings credited to their account from a list of mutual funds that generally coincide with the investment options within the Deferral Plan. Details of the SERP, including contributions and earnings for the Named Executive Officers, are listed in the Nonqualified Deferred Compensation for 2014 table on page 51 of this proxy statement.

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Non-Qualified 401(k) Restoration Plan

Effective as of January 1, 2013, in order to provide retirement benefits for employees whose benefits are limited by the Code, we created the Restoration Plan for all US employees whose pay exceeds the qualified plan limits. A detailed description of the terms of the SERP and the Restoration Plan and the benefits provided to the Named Executive Officers can be found beginning on page 48 of this proxy statement under “Retirement Plan” and page 49 of this proxy statement under “Nonqualified Deferred Compensation.” The Restoration Plan was designed to provide overall retirement benefits at approximately the same level as were provided previously under the RSVP and the SERP.

Non-Qualified Deferred Compensation Plan

We provide certain employees, including the Named Executive Officers, the opportunity to defer the payment of up to 50% of base salary and/or up to 100% of Bonus Plan awards. This program enables eligible employees to supplement their retirement income or short-term savings and defer current pre-tax income on which they may earn a tax-deferred market rate of return. Details of the Deferral Plan are described on page 49 of this proxy statement. The Company provides a match on the deferred amount only to the extent that the match was not earned in the 401(k) Plan due to the deferral of amounts under the Deferral Plan.

Limited Perquisites

We provide an automobile allowance to certain executives, including the Named Executive Officers. The annual benefit for these vehicles in 2014 was $18,000 for each Named Executive Officer. Late in 2012 we began to provide executive physicals, and during 2014, three of the Named Executive Officers used this benefit. In line with our pay-for-performance philosophy, we do not provide financial planning or other common executive perquisites. The value of the limited perquisites we do provide is included in the “All Other Compensation” column of the Summary Compensation Table for 2014, 2013, and 2012 on page 41 of this proxy statement.

Change-In-Control (CIC) Agreements

As described under “Employment Agreements — CIC Agreements with Named Executive Officers” beginning on page 53 of this proxy statement, we have entered into CIC agreements with each Named Executive Officer and certain other executives. The CIC agreements contain severance provisions subject to a double-trigger provision that requires both a CIC of the Company and separation from service within two years of the CIC. No changes were made to the CIC agreements in 2014. In line with best practices, our CIC agreements:

•	do not provide severance benefits without involuntary job loss or substantial diminution of duties;

•	do not provide severance benefits in excess of three times base salary and annual cash target bonus;

•	do not provide for tax gross-ups; and

•	do not provide extended welfare or retirement benefits.

The Compensation Committee regularly reviews the CIC agreements as well as the list of executives eligible for such an agreement. We believe these agreements serve the best interests of the Company and our shareholders by allowing our executives to exercise sound business judgment without fear of significant economic loss in the event they lose their jobs as a result of a CIC. The Compensation Committee believes from its experience and as advised by its Compensation Consultant that such arrangements are competitive, reasonable and necessary to attract and retain key executives. These agreements do not materially affect the Compensation Committee’s annual compensation determinations, as the terms of such agreements are triggered only after a CIC.

Acceleration of Vesting of Equity-Based Awards

Under the 2003 LTIP and 2014 LTIP, all grants of stock options, performance shares and RSUs vest upon a CIC of the Company. In the event of a CIC, the Compensation Committee believes it is appropriate to accelerate the vesting of

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outstanding equity grants in order to attract and retain key executives, and to provide sufficient inducement to management to support a CIC when the Board determines it is in the best interest of shareholders.

A summary of the definition of CIC under the CIC agreement is set forth under “Employment Agreements — CIC Agreements with Named Executive Officers” beginning on page 53 of this proxy statement.

In addition, acceleration generally occurs in the event of retirement (defined as age 65 or at least age 55 with seven years of service), death, disability or involuntary termination without cause. The accelerated vesting triggers and rules pertaining thereto are described more fully under “Post-Employment Payments” beginning on page 54 of this proxy statement.

SHARE OWNERSHIP POLICY

To ensure strong linkage between the interests of our management team and those of our shareholders, we have a management share ownership policy. Under this policy, certain members of our global management team, including the Named Executive Officers, are required to hold shares of Common Stock with a market value equal to an established multiple of their annual base salary. Shares directly or beneficially owned, the value of vested 401(k) Plan balances invested in Common Stock, unvested RSUs and vested in-the-money stock options can be used to satisfy holding requirements. Performance shares granted but not awarded and unvested stock options do not count toward satisfying the holding requirement. Holding requirements include:

•	CEO – six times base salary (increased from three times base salary in February 2014);

•	Business unit presidents, General Counsel and CFO – two times base salary;

•	Other corporate officers and regional business officers – one times base salary;

•	Vice presidents – one half of base salary; and

•	Other members of the management team – 10% of base salary (decreased from one fourth of base salary in February 2014).

All management members subject to the policy are required to achieve their investment level within five years of being hired or promoted to a level requiring a higher ownership requirement. As of the Record Date, each Named Executive Officer met his/her current share ownership obligation given his/her respective tenure with the Company or in his/her current role.

PROHIBITION OF SHORT SELLING, HEDGING AND PLEDGING

Pursuant to the Company’s Securities Trading Policy, both employees and directors are prohibited from short selling shares of Common Stock or any other Company securities. Short selling means selling stock or other securities not owned by the seller at the time of the sale. Short sales are typically undertaken when the seller expects the price of the security being sold to decline in the future. The Securities Trading Policy also prohibits employees and directors from trading in derivatives of Company securities, including market options (e.g., “puts” and “calls” for Common Stock), and engaging in hedging or monetization transactions, including through the use of prepaid variable forwards, equity swaps, collars and exchange funds. Directors and executive officers may not pledge their shares of Common Stock or hold their shares of Common Stock in a margin account.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

As part of its role, the Compensation Committee annually reviews and considers the deductibility of executive compensation under Section 162(m) of the Code, which provides that we may not deduct certain compensation in excess of $1 million that is paid to certain key executives unless such compensation is performance-based. Our policy is generally to structure compensation with the goal that all executive compensation may be tax deductible. In certain cases, the Compensation Committee may determine the amount of tax deductions lost is insignificant when compared to the potential opportunity for creating and improving shareholder value. The Compensation Committee therefore retains flexibility to pay appropriate compensation, even if it may result in the non-deductibility of certain compensation.

Sigma-Aldrich 2015 Proxy Statement  |  40

CONCLUSION

We believe that our executive compensation program and related policies, especially pay-for-performance, and their administration are appropriate and effectively align the interests of management with our shareholders. The elements of compensation are designed to work together in a balanced manner to attract, retain and motivate executives to achieve financial and operational results consistent with our strategic plan.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s Annual Report on Form 10-K.

COMPENSATION COMMITTEE

Michael L. Marberry, Chairman Avi M. Nash Steven M. Paul J. Pedro Reinhard

INFORMATION CONCERNING EXECUTIVE COMPENSATION

The following table presents details of compensation information previously discussed in the Compensation Discussion and Analysis for the Named Executive Officers.

SUMMARY COMPENSATION TABLE FOR 2014, 2013 AND 2012

Name and Principal Position (1)	Year	Salary ($)	Bonus ($)(2)	Stock Awards ($) (3)	Option Awards($) (4)	Non-Equity Incentive Plan Compensation ($) (5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (6)	All Other Compensation ($) (7)	Total ($)
Rakesh Sachdev President and CEO	2014	1,000,384	—	1,802,600	1,246,272	1,393,000	2,378	185,890	5,630,524
	2013	876,923	—	3,998,342	4,614,368	883,800	—	143,372	10,516,805
	2012	792,308	—	1,521,520	1,446,120	656,800	10,856	101,718	4,529,322
Jan A. Bertsch Executive Vice President and CFO	2014	485,385	—	749,864	519,360	443,671	575	88,336	2,287,191
	2013	465,385	—	417,198	451,918	300,001	—	77,444	1,711,946
	2012	372,115	40,000	1,246,321	1,161,120	200,119	8,254	93,619	3,121,548
Gilles A. Cottier Executive Vice President and President, SAFC Commercial	2014	404,231	—	438,032	302,880	326,330	12,122	73,939	1,557,534
	2013	386,538	—	417,198	451,918	220,038	—	61,816	1,537,508
	2012	372,385	—	419,110	398,610	119,925	36,670	48,684	1,395,384

Eric M. Green Executive Vice President and President, Research	2014	369,231	—	312,752	216,384	252,769	22,754	70,414	1,244,304
	2013	350,000	—	446,591	318,949	216,580	—	60,225	1,392,345

Franklin D. Wicks Executive Vice President and President, Applied	2014	455,731	—	438,032	302,880	495,742	46,026	84,585	1,822,996
	2013	437,692	—	417,198	451,918	287,836	—	74,120	1,668,764
	2012	422,769	—	419,110	398,610	228,736	81,431	52,400	1,603,056

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(1)

For 2013, $5,239,583 of Mr. Sachdev’s total compensation was due to a one-time special performance-based equity grant in relation to his new employment agreement. For 2014, $506,958 of Ms. Bertsch’s total compensation was due to one-time special long-term incentive equity grants in recognition of her significant contributions to the Company. Ms. Bertsch was hired effective March 5, 2012. Mr. Green was not a Named Executive Officer in 2012.

(2)

For 2012, based on her performance, the Compensation Committee granted Ms. Bertsch an additional award in the amount of $40,000 to make up for the proration of her annual cash bonus award under the Bonus Plan.

(3)

The amounts in this column reflect the aggregate grant date fair value of performance share awards and RSUs granted under the 2003 LTIP, computed in accordance with FASB ASC Topic 718. Assumptions used in the calculations of these amounts are included in Note 14: Equity Instruments and Share Based Compensation to the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014. The amounts listed in the “Stock Awards” column for each of the Named Executive Officers for 2012 are different from the amounts listed in that column for the same year in the Summary Compensation Table for 2012 included in the Company’s Definitive Proxy Statement on Schedule 14A dated March 22, 2013 for the 2013 Annual Meeting. The difference is due to a decrease in the grant date fair value of RSUs and performance share awards in 2012. Prior to 2013, the Company had included the value of dividends in calculating the grant date fair value of RSUs and performance share awards when it does not accrue or pay dividends on unvested RSUs and performance share awards. The following table provides the values attributable to performance share awards and RSUs included in this column:

Named Executive Officer	Year	Performance Shares ($) (a)	RSUs ($) (b)	Total Stock Awards ($)
Rakesh Sachdev	2014	901,300	901,300	1,802,600
	2013	3,188,962	809,380	3,998,342
	2012	1,521,520	—	1,521,520
Jan A. Bertsch	2014	524,539	225,325	749,864
	2013	208,599	208,599	417,198
	2012	418,201	828,120	1,246,321
Gilles A. Cottier	2014	219,016	219,016	438,032
	2013	208,599	208,599	417,198
	2012	419,110	—	419,110
Eric M. Green	2014	156,376	156,376	312,752
	2013	147,160	299,431	446,591
Franklin D. Wicks	2014	219,016	219,016	438,032
	2013	208,599	208,599	417,198
	2012	419,110	—	419,110

(a)

The amounts attributable to performance share awards reflect the target award for the applicable performance period. The aggregate grant date fair value of the performance share awards at maximum payout for the applicable performance period would be as follows for 2014, 2013 and 2012, respectively: Mr. Sachdev - $1,802,600, $3,998,342 and $3,043,040; Ms. Bertsch - $749,864, $417,198 and $836,402; Mr. Cottier - $438,032, $417,198 and $838,220; Mr. Green - $312,752 and $294,320; Dr. Wicks - $438,032, $417,198 and $838,220. The performance share awards are subject to Company performance over consecutive three-year performance periods and will be paid, when earned, entirely in Common Stock. For Mr. Sachdev, $2,379,583 of his 2013 performance share awards are attributable to a one-time special performance-based equity grant and subject to performance criteria based on the Company’s “cumulative free cash flow” during the period beginning July 1, 2013 and ending June 30, 2016. For Ms. Bertsch, $299,214 of her 2014 performance share awards are attributable to a one-time special performance-based equity grant and subject to performance criteria based on the Company’s “cumulative free cash flow” during the period beginning January 1, 2014 and ending December 31, 2016.

(b)

The RSUs are time based. RSUs granted in 2014 vest on January 1, 2017 for each of Mr. Sachdev, Ms. Bertsch, Mr. Cottier, Mr. Green and Dr. Wicks. RSUs granted in 2013 vest on January 1, 2016 for each of Mr. Sachdev, Ms. Bertsch, Mr. Cottier and Dr. Wicks. Of Mr. Green’s 2013 RSUs, 2,000 vest on January 1, 2016 and 2,100 vest on January 4, 2016. Ms. Bertsch’s 2012 RSUs cliff vest 50% each on the second and third grant date anniversary.

(4)

The amounts in this column reflect the aggregate grant date fair value of stock options granted in 2014, 2013 and 2012 under the 2003 LTIP computed in accordance with FASB ASC Topic 718. Assumptions used in the calculations of these amounts are included in Note 14: Equity Instruments and Share Based Compensation to the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

(5)

The amounts in this column reflect annual incentive compensation awards under the Bonus Plan earned in 2014, 2013 and 2012, respectively, and paid in March 2015, March 2014 and March 2013, respectively.

(6)

The amounts in this column represent the change in the present value of accrued benefits under the RSVP. For additional information on the RSVP, see “Retirement Plan” on page 48 of this proxy statement. There are no above-market or preferential investment earnings on nonqualified deferred compensation arrangements for any of the Named Executive Officers or any other employees.

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(7)

The amounts in this column include the dollar value of Company-paid life insurance premiums and Company contributions to the 401(k) Plan, both of which are generally applicable to all employees, Company contributions to the SERP, the Restoration Plan and the Deferral Plan and the dollar value of any relocation compensation and an annual automobile allowance. The amounts for 2014 are as follows:

All Other Compensation
Name	Life Insurance ($)	401(k) Plan($)	SERP ($)	Restoration Plan (a)	Deferral Plan ($)(b)	Automobile Allowance ($)	Relocation ($)	Total ($)
Rakesh Sachdev	1,140	23,010	—	94,747	48,993	18,000	—	185,890
Jan A. Bertsch	829	23,010	—	37,905	8,592	18,000	—	88,336
Gilles A. Cottier	691	23,010	—	13,558	18,680	18,000	—	73,939
Eric M. Green	570	23,010	—	25,566	3,268	18,000	—	70,414
Franklin D. Wicks	779	20,166	—	—	45,640	18,000	—	84,585

(a)

For 2014, the Company provided contributions on pay that exceeds that qualified plan limits. For 2014, the Company also contributed a Discretionary Contribution of 0.75% of eligible pay to all US employees, including the Named Executive Officers, based on the achievement of certain Company goals.

(b)

For 2014, the Company contributed to the Deferral Plan to make up for the loss of 2014 Company contributions under the 401(k) Plan. The loss of Company contributions under the 401(k) plan was due to the amount of compensation being otherwise deferred under the Deferral Plan. For 2014, the Company also contributed a Discretionary Contribution of 0.75% of eligible pay to all US employees, including the Named Executive Officers, based on the achievement of certain Company goals.

The following table sets forth the grants of plan-based awards to the Named Executive Officers during 2014, including Bonus Plan awards and stock options, RSUs and performance share awards for the 2014-2016 performance period granted under the 2003 LTIP. The aggregate grant date fair value of stock option, RSU and performance share awards are disclosed on a grant-by-grant basis in the table below. Other than Ms. Bertsch’s special grant of performance shares on February 10, 2014, the performance share awards and RSUs reported in the table below were granted in February 2014, vest at the end of 2016 and are payable in February 2017. For additional information regarding the special performance share grant for Ms. Bertsch, see page 37 of this proxy statement. For additional information on the 2003 LTIP and the Bonus Plan, see “Compensation Analysis — Long-Term Incentive” on page 34 and “Compensation Analysis — Annual Cash Bonus” on page 30 of this proxy statement.

GRANTS OF PLAN-BASED AWARDS FOR 2014

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Option Awards ($/Sh) (4)	Grant Date Fair Value of Stock And Option Awards ($) (5)
Name	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Rakesh Sachdev	Bonus Plan	—	500,000	1,000,000	2,000,000	—	—	—	—	—	—	—
	Stock Options	2/10/2014	—	—	—	—	—	—	—	64,910	93.07	1,246,272
	Perf. Shares	2/10/2014	—	—	—	5,000	10,000	20,000	—	—	—	901,300
	RSUs	2/10/2014	—	—	—	—	—	—	10,000	—	—	901,300
Jan A. Bertsch	Bonus Plan	—	159,250	318,500	637,000	—	—	—	—	—	—	—
	Stock Options	2/10/2014	—	—	—	—	—	—	—	16,230	93.07	311,616
	Perf. Shares	2/10/2014	—	—	—	1,250	2,500	5,000	—	—	—	225,325
	RSUs	2/10/2014	—	—	—	—	—	—	2,500	—	—	225,325
	Stock Options	2/10/2014	—	—	—	—	—	—	—	10,820	93.07	207,744
	Perf. Shares	2/10/2014	—	—	—	—	3,340	—	—	—	—	299,214

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GRANTS OF PLAN-BASED AWARDS FOR 2014

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Option Awards ($/Sh) (4)	Grant Date Fair Value of Stock And Option Awards ($) (5)
Name	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Gilles A. Cottier	Bonus Plan	—	132,763	265,525	531,050	—	—	—	—	—	—	—
	Stock Options	2/10/2014	—	—	—	—	—	—	—	15,775	93.07	302,880
	Perf. Shares	2/10/2014	—	—	—	1,215	2,430	4,860	—	—	—	219,016
	RSUs	2/10/2014	—	—	—	—	—	—	2,430	—	—	219,016
Eric M. Green	Bonus Plan	—	121,875	243,750	487,500	—	—	—	—	—	—	—
	Stock Options	2/10/2014	—	—	—	—	—	—	—	11,270	93.07	216,384
	Perf. Shares	2/10/2014	—	—	—	868	1,735	3,470	—	—	—	156,376
	RSUs	2/10/2014	—	—	—	—	—	—	1,735	—	—	156,376
Franklin D. Wicks	Bonus Plan	—	149,500	299,000	598,000	—	—	—	—	—	—	—
	Stock Options	2/10/2014	—	—	—	—	—	—	—	15,775	93.07	302,880
	Perf. Shares	2/10/2014	—	—	—	1,215	2,430	4,860	—	—	—	219,016
	RSUs	2/10/2014	—	—	—	—	—	—	2,430	—	—	219,016

(1)

Amounts shown represent the threshold, target and maximum payouts under the Bonus Plan for 2014. The threshold payout is 50% and the maximum payout is 200% of the target amount. The actual payouts for 2014 can be found under “Compensation Analysis — Annual Cash Bonus” on page 30 of this proxy statement and in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for 2014, 2013 and 2012 on page 41 of this proxy statement.

(2)

With the exception of Ms. Bertsch’s special award of 3,340 performance shares on February 10, 2014, amounts shown in the “Target” column are the number of performance share awards granted in 2014 under the 2003 LTIP to be paid in February 2017 for the 2014-2016 performance period. The threshold payout is 50% and the maximum payout is 200% of the target amount. For additional information on the 2003 LTIP and the performance share awards, see “Compensation Analysis — Long-Term Incentive” on page 34 of this proxy statement. The 3,340 special performance shares granted to Ms. Bertsch on February 10, 2014 under the 2003 LTIP were made in recognition of Ms. Bertsch’s significant contributions as noted under “Compensation Discussion and Analysis – Special Long-Term Incentive Grants” on page 37 of this proxy statement, and vest in two equal installments on the third and fourth anniversaries of the grant date, subject to achievement of pre-established cumulative cash flow goals, or immediately upon a CIC or upon termination of employment by reason of death or disability. CIC is defined generally in the same manner as “CIC” in the CIC agreements with the Named Executive Officers. For additional information on the definition of CIC or the CIC agreements with the Named Executive Officers, see “Company Sponsored Benefit Plans — CIC Agreements” on page 39 and “Employment Agreements — CIC Agreements with Named Executive Officers” on page 53 of this proxy statement.

(3)

With the exception of Ms. Bertsch’s special grant of 10,820 stock options on February 10, 2014, which vests in full on the third anniversary of the grant date, all stock options were granted under the 2003 LTIP and vest at the rate of 33.3% per year, immediately upon a CIC or upon termination of employment by reason of death, disability or retirement. Stock options expire ten years from the date of grant. The special grant to Ms. Bertsch of 10,820 stock options on February 10, 2014 was made in recognition of Ms. Bertsch’s significant contributions, as noted under “Compensation Discussion and Analysis — Special Long-Term Incentive Grants” on page 37 of this proxy statement.

(4)	Exercise price is the closing market price per share of Common Stock on the grant date.

(5)

With respect to stock option awards, the amounts in this column reflect the aggregate grant date fair value of stock options granted in 2014 under the 2003 LTIP computed in accordance with FASB ASC Topic 718 using the Black-Scholes value at the date of grant. The Black-Scholes value is as follows: 2/10/2014 - $19.20. With respect to performance share awards, the amounts in this column reflect the aggregate grant date fair value of performance share awards granted in 2014 under the 2003 LTIP computed in accordance with FASB ASC Topic 718 based on the target amount (100%). The Company measures the total fair value of performance share awards on the grant date using the Company’s stock price at the time of the grant less the present value of the expected dividend stream during the vesting period. The grant date fair value is as follows: 2/10/2014 - $90.13 for awards vesting in three years and $89.04 for awards vesting in four years. With respect to RSUs, the amounts in this column reflect the aggregate grant date fair value of RSUs granted in 2014 under the 2003 LTIP computed in accordance with FASB ASC Topic 718. The Company measures the total fair value of RSUs on the grant date using the Company’s stock price at the time of the grant less the present value of the expected dividend stream during the vesting period. The grant date fair value is as follows: 2/10/2014 - $90.13.

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The following table presents the number of vested and unexercised stock options, the number of unvested and unexercised stock options, the number and market value of unvested RSUs and the number and payout value of outstanding and unearned performance share awards held by each of the Named Executive Officers at December 31, 2014.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
Name	Grant Date, Service Period or Performance Period	OPTION AWARDS (1)				STOCK AWARDS (1)
						Time-Based RSUs		Performance Shares
		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
Rakesh Sachdev	2/14/2011	66,840	—	62.49	2/14/2021	—	—	—	—
	2/14/2012	52,000	26,000	70.32	2/14/2022	—	—	—	—
	2/11/2013	29,730	59,460	76.34	2/11/2023	—	—	—	—
	9/3/2013	43,333	86,667	82.54	9/3/2023	—	—	—	—
	2/10/2014	—	64,910	93.07	2/10/2024	—	—	—	—
	1/1/13-12/31/15	—	—	—	—	11,000	1,509,970	—	—
	1/1/13-12/31/15	—	—	—	—	—	—	11,000	1,509,970
	7/1/13-6/30/16 (4)	—	—	—	—	—	—	15,145	2,078,954
	7/1/13-9/30/16 (5)	—	—	—	—	—	—	15,145	2,078,954
	1/1/14-12/31/16	—	—	—	—	10,000	1,372,700	—	—
	1/1/14-12/31/16	—	—	—	—	—	—	10,000	1,372,700
Jan A. Bertsch	3/5/12	40,999	20,501	71.62	3/5/2022	—	—	—	—
	2/11/2013	7,658	15,317	76.34	2/11/2023	—	—	—	—
	2/10/2014	—	16,230	93.07	2/10/2024	—	—	—	—
	2/10/2014	—	10,820	93.07	2/10/2024	—	—	—	—
	1/1/13-12/31/15	—	—	—	—	2,835	389,160	—	—
	1/1/13-12/31/15	—	—	—	—	—	—	2,835	389,160
	1/1/14-12/31/16	—	—	—	—	2,500	343,175	—	—
	1/1/14-12/31/16	—	—	—	—	—	—	2,500	343,175
	1/1/14-12/31/16 (6)	—	—	—	—	—	—	1,670	299,241
	1/1/14-12/31/16 (7)	—	—	—	—	—	—	1,670	299,241
Gilles A. Cottier	2/15/2008	16,550	—	52.76	2/15/2018	—	—	—	—
	8/11/2008	1,940	—	61.71	8/11/2018	—	—	—	—
	2/17/2009	15,736	—	37.56	2/17/2019	—	—	—	—
	2/16/2010	21,943	—	48.61	2/16/2020	—	—	—	—
	2/14/2011	22,280	—	62.49	2/14/2021	—	—	—	—
	2/14/2012	14,333	5,745	70.32	2/14/2022	—	—	—	—
	2/11/2013	7,658	15,317	76.34	2/11/2023	—	—	—	—
	2/10/2014	—	15,775	93.07	2/10/2024	—	—	—	—
	1/1/13-12/31/15	—	—	—	—	2,835	389,160	—	—
	1/1/13-12/31/15	—	—	—	—	—	—	2,835	389,160
	1/1/14-12/31/16	—	—	—	—	2,430	333,566	—	—
	1/1/14-12/31/16	—	—	—	—	—	—	2,430	333,566
Eric M. Green	2/17/2009	5,000	—	37.56	2/17/2019	—	—	—	—
	2/16/2010	8,500	—	48.61	2/16/2020	—	—	—	—
	2/14/2011	9,550	—	62.49	2/14/2021	—	—	—	—
	2/14/2012	5,400	2,700	70.32	2/14/2022	—	—	—	—
	2/11/2013	5,405	10,575	76.34	2/11/2023	—	—	—	—
	2/10/2014	—	11,270	93.07	2/10/2024	—	—	—	—
	1/1/13-12/31/15	—	—	—	—	2,000	274,540	—	—
	1/1/13-12/31/15	—	—	—	—	—	—	2,000	274,540
	1/4/13-1/4/16	—	—	—	—	2,100	288,267	—	—
	1/1/14-12/31/16	—	—	—	—	1,735	238,163	—	—
	1/1/14-12/31/16	—	—	—	—	—	—	1,735	238,163

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OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
Name	Grant Date, Service Period or Performance Period	OPTION AWARDS (1)				STOCK AWARDS (1)
						Time-Based RSUs		Performance Shares
		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
Franklin D. Wicks	2/16/2007	20,000	—	41.62	2/16/2017	—	—	—	—
	2/15/2008	18,400	—	52.76	2/15/2018	—	—	—	—
	2/17/2009	18,400	—	37.56	2/17/2019	—	—	—	—
	2/16/2010	24,000	—	48.61	2/16/2020	—	—	—	—
	2/14/2011	22,280	—	62.49	2/14/2021	—	—	—	—
	2/14/2012	14,333	7,167	70.32	2/14/2022	—	—	—	—
	2/11/2013	7,658	15,317	76.34	2/11/2023	—	—	—	—
	2/10/2014	—	15,775	93.07	2/10/2024	—	—	—	—
	1/1/13-12/31/15	—	—	—	—	2,835	389,160	—	—
	1/1/13-12/31/15	—	—	—	—	—	—	2,835	389,160
	1/1/14-12/31/16	—	—	—	—	2,430	333,566	—	—
	1/1/14-12/31/16	—	—	—	—	—	—	2,430	333,566

(1)

Stock options, RSUs and performance shares become exercisable or vested in accordance with the equity award vesting summary set forth below, subject to performance conditions (in the case of performance shares) and accelerated vesting in certain circumstances described under “Company Sponsored Benefit Plans — Acceleration of Vesting of Equity-Based Awards” on page 39 of this proxy statement.

(2)

This column reflects the payout value of the unvested outstanding time-based RSUs. The RSUs cliff vest three years from the grant date based on continuous service. The payout value is calculated based on a share price of $137.27 per share, the closing price of a share of Common Stock on December 31, 2014, the last trading day of 2014.

(3)

This column reflects the payout value of the unvested outstanding performance share awards based on achievement of a 100% payout level for the 2013-2015 and 2014-2016 performance periods, respectively, listed in descending order for each Named Executive Officer. Subject to attainment of the performance targets, the performance shares vest on the last day of the performance period. The payout value is calculated based on a share price of $137.27 per share, the closing price of a share of Common Stock on December 31, 2014, the last trading day of 2014.

(4)	This award has a grant date of September 3, 2013 and fully vests, subject to performance conditions, on September 3, 2016.

(5)	This award has a grant date of September 3, 2013 and fully vests, subject to performance conditions, on September 3, 2018.

(6)	This award has a grant date of February 10, 2014 and fully vests, subject to performance conditions, on February 10, 2017.

(7)	This award has a grant date of February 10, 2014 and fully vests, subject to performance conditions, on February 10, 2018.

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EQUITY AWARD VESTING SUMMARY
STOCK OPTIONS	Grant Date	One-Third vests on each of:
	2/14/2012	Feb. 14, 2013, Feb. 14, 2014 and Feb. 14, 2015
	3/5/2012	Mar. 5, 2013, Mar. 5, 2014 and Mar. 5, 2015
	2/11/2013	Feb. 11, 2014, Feb. 11, 2015 and Feb. 11, 2016
	9/3/2013	Sept. 3, 2014, Sept. 3, 2015 and Sept. 3, 2016
	2/10/2014	Feb. 10, 2015, Feb. 10, 2016 and Feb. 10, 2017
	2/10/2014 (special grant)	Fully vests on: Feb. 10, 2017
RSUs	Service Period	Fully vests on:
	8/8/12-8/8/14	Aug. 8, 2014
	3/5/12-3/5/14	Mar. 5, 2014
	3/5/12-3/5/15	Mar. 5, 2015
	1/1/13-12/31/15	Dec. 31, 2015
	1/4/13-1/4/16	Jan. 4, 2016
	1/1/14-12/31/16	Dec. 31, 2016
PERFORMANCE SHARES	Performance Period	Eligible for vesting on:
	1/1/12 - 12/31/14	Dec. 31, 2014
	1/1/13 - 12/31/15	Dec. 31, 2015
	7/1/16 - 6/30/16	Sept. 3, 2016
	7/1/16 - 6/30/16	Sept. 3, 2018
	1/1/14 - 12/31/16	Dec. 31, 2016
	1/1/14 - 12/31/16	Feb. 10, 2017
	1/1/14 - 12/31/16	Feb. 10, 2018

The following table presents stock options exercised by, and stock awards vested for, the Named Executive Officers during 2014. The stock awards are performance shares for all Named Executive Officers and RSUs for Ms. Bertsch and Mr. Green granted under the 2003 LTIP and, with respect to the performance shares, reflect a payout of 82% of target. Such performance shares were subject to Company performance over the 2012-2014 performance period.

OPTION EXERCISES AND STOCK VESTED FOR 2014

Name	OPTION AWARDS		STOCK AWARDS
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Rakesh Sachdev	101,257	9,549,074	18,040	2,476,351
Jan A. Bertsch	11,541	748,627	10,969	1,246,995
Gilles A. Cottier	22,321	1,168,444	4,969	682,095
Eric M. Green	21,800	1,810,940	3,861	459,319
Franklin D. Wicks	—	—	4,969	682,095

(1)

This column is calculated by multiplying the number of shares acquired by the difference between the actual sale price on the date of exercise and the exercise price of the stock options. The Named Executive Officers exercised the following stock options in 2014:

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Name	Date of Exercise	Number of Shares Acquired on Exercise (#)	Option Exercise Price ($/Sh)	Sold or Retained	Sale or Closing Price on Date of Exercise ($/Sh)	Value Realized on Exercise ($)
Rakesh Sachdev	12/15/2014	37,469	39.58	Sold	136.05-136.21	3,616,460
	12/16/2014	31,645	37.56-39.58	Sold	136.01-136.39	3,115,908
	12/17/2014	20,301	48.61	Sold	136.03-136.60	1,777,930
	12/18/2014	11,842	48.61	Sold	136.20-136.49	1,038,776
Jan A. Bertsch	12/17/2014	8,050	71.62	Sold	136.08-136.73	522,721
	12/18/2014	3,491	71.62	Sold	136.20-136.48	225,906
Gilles A. Cottier	2/11/2014	17,600	41.62	Sold	94.00	921,888
	2/11/2014	4,721	37.56-48.61	Retained	94.60	246,556
Eric M. Green	5/29/2014	5,900	28.83-34.03	Retained	98.55	398,365
	12/18/2014	15,900	41.62-52.76	Sold	136.21-136.49	1,412,575

(2)

This column is calculated by multiplying the number of shares acquired by the closing price of a share of Common Stock on the vesting date. The Named Executive Officers had the following stock awards vest in 2014:

Name	Type of Award	Vesting Date	Number of Shares Acquired on Vesting (#)	Closing Price on Vesting Date ($/Sh)	Value Realized on Vesting ($)
Rakesh Sachdev	Perf. Shares	12/31/2014	18.040	137.27	2,476,351
Jan A. Bertsch	RSUs	3/5/2014	6,000	94.15	564,900
	Perf. Shares	12/31/2014	4,969	137.27	682,095
Gilles A. Cottier	Perf. Shares	12/31/2014	4,969	137.27	682,095
Eric M. Green	RSUs	8/8/2014	2,000	101.93	203,860
	Perf. Shares	12/31/2014	1,861	137.27	255,459
Franklin D. Wicks	Perf. Shares	12/31/2014	4,969	137.27	682,095

RETIREMENT PLAN

The RSVP is a tax-qualified, non-contributory cash balance pension plan that provided all eligible employees, including the Named Executive Officers, with a retirement benefit based upon a formula. The RSVP was converted to a cash balance plan in 1995, at which time participants received a special credit allowance to make up the difference, if any, between the cash balance account and the present value of the grandfathered benefit under the prior pension formula. The RSVP provided an annual contribution to each participant’s account, based on a percentage of eligible pay, depending on length of service, up to the annual compensation limit, plus interest on the account balance. Eligible pay included base salary, commissions, bonuses, overtime pay, cash distributions from the 2003 LTIP and any elective deferrals under the Deferral Plan, but not in excess of the maximum compensation limit defined by Section 401(a)(17) of the Code. As of January 1, 2013, the Company discontinued future pay-related credits to the RSVP. The interest rate used to determine the annual interest credit is a rate equivalent to one-year treasury yields, with a minimum interest credit rate of 4.25%. The plan was terminated as of December 31, 2014. Interest credits will continue until the account balance is distributed. During 2015, participants will have the opportunity to elect a payout of their RSVP balance as a lump sum distribution or an immediate monthly annuity, or to defer their benefit. If they defer their benefit, an insurance contract will be purchased from an insurance company chosen by the Company on their behalf. At the time all assets are distributed, the plan will cease to exist for all participants.

Normal retirement eligibility is the attainment of age 65 with at least five years of credited service. A maximum of 35 years of service was creditable under the RSVP. Participants are eligible for early retirement on or after both attaining age 55 and completing seven years of credited service. Benefits are reduced 0.5% for each full month that commencement of retirement benefits precedes the normal retirement date for those participants eligible for the grandfathered benefit calculation. Other early retirees receive their account balance at their retirement date. Mr. Cottier and Dr. Wicks were eligible for early retirement at December 31, 2014.

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Plan benefits are fully vested after three years of completed service. All of the Named Executive Officers except Ms. Bertsch were fully vested at December 31, 2014. Ms. Bertsch will become fully vested in March 2015. Vested participants are entitled to their account balance upon termination of employment. The difference between the present value of the accrued benefit at the retirement age of 65 and the account balance for each of the Named Executive Officers is provided in the tables under “Potential Payments Upon Termination or CIC” beginning on page 56 of this proxy statement.

The normal form of benefit is a life annuity for unmarried participants and a qualified joint and survivor annuity for married participants. Optional forms of payment include joint and survivor options, a ten-year certain life option and a lump sum.

The following table presents the number of years of credited service each Named Executive Officer has under the RSVP and the present value of accumulated benefits earned by each as of the December 31, 2014 measurement date. The assumptions used to determine the present value of accrued benefits are consistent with those described in Note 16: Pension and Post-Retirement Benefit Plans to the Company’s audited financial statements for 2014 included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, with the exception that the Named Executive Officer is assumed to retire at age 65. Participants are entitled to their vested account balance upon termination.

PENSION BENEFITS FOR 2014

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Rakesh Sachdev	RSVP	6	37,215	—
Jan A. Bertsch	RSVP	2	8,579	—
Gilles A. Cottier (1)	RSVP	10	170,823	—
Eric M. Green	RSVP	21	210,655	—
Franklin D. Wicks	RSVP	32	840,823	—

(1)	Mr. Cottier has 28 years of service with the Company but has been a participant of the RSVP for just 10 years.

(2)

Vested participants are entitled to their account balance upon termination of employment, which are as follows for the Named Executive Officers: Mr. Sachdev - $36,820; Ms. Bertsch - $8,475; Mr. Cottier - $168,405; Mr. Green - $203,704; and Dr. Wicks - $835,753.

NONQUALIFIED DEFERRED COMPENSATION

Deferral Plan

The Deferral Plan provides eligible employees in the U.S. the opportunity to defer compensation until retirement or some other specific date. The Deferral Plan is available to employees in the U.S. selected by the Company, in its discretion, to participate in the plan, provided that all chosen employees must be members of a select group of management or highly compensated employees. Employees who elect to participate in the Deferral Plan may defer up to 50% of their annual base salary and up to 100% of their annual incentive award under the Bonus Plan.

An account maintained for each participant is credited with the participant’s deferrals and any income or loss from the investment proxies chosen by the participants. The investment proxies are generally from the same funds available in the 401(k) Plan, except that the Deferral Plan does not include the Common Stock fund and the Managed Income Portfolio. Participants in the Deferral Plan also have a fixed rate option which guarantees a specific rate of return (5.0% for 2014). Participants have the option to have deferred amounts paid at retirement age, defined as age 55, and/or up to five designated times prior to retirement. If a participant terminates employment after attaining age 55, the employee is deemed to have retired and distributions are available, at the election of the participant, in a lump sum or up to fifteen annual installments. In service distributions prior to retirement are available via a lump sum or up to five annual

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installments. If a participant terminates employment prior to attaining age 55 for any reason, including death or disability, an amount equal to the balance in the participant’s deferred compensation account is paid in a lump sum. Assets funding our obligations to the participants are set aside in a trust for the exclusive purpose of paying benefits to participants and their beneficiaries. These obligations are not secured in the event of our insolvency. Each of the Named Executive Officers participates in the Deferral Plan.

The table below shows the investment fund alternatives available in the Deferral Plan and their rate of return for the year ended December 31, 2014.

Name of Fund	Rate of Return (%)	Name of Fund	Rate of Return (%)
American Beacon Large Cap Value Institutional	10.56	Fidelity Freedom 2045	5.90
American Funds Fundamental Investors R5	9.23	Fidelity Freedom 2050	5.96
Columbia Alcorn International Z	-4.28	Fidelity Freedom 2055	5.99
Fidelity Balanced K	10.52	Fidelity Freedom Income	3.96
Fidelity Contrafund K	9.68	Fidelity Low Priced Stock K	7.75
Fidelity Diversified International K	-3.05	Fidelity Retirement Money Market	0.01
Fidelity Freedom 2005	4.57	Fidelity Spartan 500 Index	13.65
Fidelity Freedom 2010	4.93	Fixed Rate Option	5.00
Fidelity Freedom 2015	5.25	Glenmede Small Cap Equity Portfolio Institutional Class	3.28
Fidelity Freedom 2020	5.40	Goldman Sachs Mid Cap Value Institutional	13.71
Fidelity Freedom 2025	5.75	Munder Mid Cap Core Growth Y	10.17
Fidelity Freedom 2030	5.86	PIMCO Total Return Institutional	4.69
Fidelity Freedom 2035	5.88	Vanguard Total International Stock Index Fund Admiral Shares	-4.17
Fidelity Freedom 2040	5.88

Supplemental Retirement Plans

The SERP, which was frozen except for ongoing investment earnings after 2013 credits were made, covers each of the Named Executive Officers. No contributions were made for 2014. We maintain a bookkeeping account reflecting past credits and annual investment earnings with respect to all participants. All participants in the SERP, including the Named Executive Officers, choose the investment proxies to be used to determine the earnings to be credited to their account from a list of mutual funds that coincides with the investment options within the Deferral Plan. Investment changes can be made at any time with the exception of the fixed rate option which has an annual transfer period at which time amounts can be moved into or out of that fund.

After five years of participation in the SERP, participants vest in 50% of the credits, including investment earnings (or losses) and, thereafter, vest at the rate of 10% annually until fully vested after 10 years. In the event of a participant’s termination by the Company (other than for cause) or by the participant for “good reason” within two years after a CIC that occurs while the participant is employed with the Company, or a termination on account of death, disability or retirement, the participant will fully vest immediately in any credits and earnings (or losses) as of the date of termination. For all other terminations, the participant will forfeit any unvested credits and earnings (or losses).

No additional credits were authorized to the SERP accounts of the Named Executive Officers after the January 2013 contribution.

In order to provide retirement benefits for employees whose benefits are limited by the Code, we offer all US employees whose pay exceeds the qualified plan limits participation in the non-qualified Restoration Plan. We maintain a bookkeeping account reflecting annual credits equal to 8.1% of eligible pay above the qualified plan limits. Eligible pay includes base salary, commissions and bonuses in excess of the compensation limit defined by Section 401(a)(17) of the Code. The 8.1% Company credit is equivalent to the 3.6% Company match and 4.5% additional Company

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contribution provided on pay below the qualified plan limits ($260,000 in 2014) under the qualified 401(k) Plan. The plan also provides for a discretionary contribution that can range from 0 – 1.5% of pay based upon the Company exceeding certain financial goals. For 2014, the Company provided a discretionary contribution of 0.75% of pay to all US employees including the NEOs. Like the qualified 401(k) Plan, after three years of service, participants vest 100% in the Company match portion and the Discretionary contribution, while the additional Company contribution portion vests immediately. All participants, including the Named Executive Officers, choose the investment proxies to be used to determine the earnings to be credited to their account from a list of mutual funds that coincides with the investment options included in the Deferral Plan.

The following table presents certain information regarding contributions, earnings and balances under the Deferral Plan, the SERP and the Restoration Plan.

NONQUALIFIED DEFERRED COMPENSATION FOR 2014
Name	Plan Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($)	Aggregate Balance At Last FYE ($) (3)	Aggregate Withdrawals/ Distributions ($)
Rakesh Sachdev	Deferral Plan	553,597	48,993	105,130	2,335,373	—
	SERP	—	—	15,499	325,472	—
	Restoration Plan	—	94,747	1,897	57,473	—
Jan A. Bertsch	Deferral Plan	97,077	8,592	7,124	199,524	—
	SERP	—	—	2,523	52,974	—
	Restoration Plan	—	37,905	32	9,522	—
Gilles A. Cottier	Deferral Plan	211,077	18,680	114,832	1,852,306	—
	SERP	—	—	29,491	305,841	—
	Restoration Plan	—	13,558	—	—	—
Eric M. Green	Deferral Plan	36,923	3,268	8,431	146,308	—
	SERP	—	—	9,042	155,206	—
	Restoration Plan	—	25,566	—	—	—
Franklin D. Wicks	Deferral Plan	508,937	45,640	172,985	3,801,959	—
	SERP	—	—	17,777	373,310	—
	Restoration Plan	—	—	358	9,810	—

(1)

All contributions to the Deferral Plan by the Named Executive Officers in 2014 are included in the “Salary,” “Non-Equity Incentive Plan Compensation” or “All Other Compensation” columns of the Summary Compensation Table for 2014, 2013 and 2012 on page 41 of this proxy statement. Contributions included in the “Salary” column for 2014 are as follows: Mr. Sachdev – $200,077; Ms. Bertsch – $97,077; Mr. Cottier – $101,058; Mr. Green – $36,923 and Dr. Wicks – $227,865. Contributions included in the “Non-Equity Incentive Plan” column for 2013, but paid in March of 2014, are as follows: Mr. Sachdev – $353,520; Ms. Bertsch – $0; Mr. Cottier – $110,019; Mr. Green – $0 and Dr. Wicks – $281,072.

(2)	All contributions by the Company in 2014 are included in the “All Other Compensation” column of the Summary Compensation Table for 2014, 2013 and 2012 on page 41 of this proxy statement.

(3)

With respect to the Deferral Plan, this column includes amounts for each of the Named Executive Officers for 2013 and 2012 which are included in the “Salary,” “Non-Equity Incentive Plan Compensation” or “All Other Compensation” columns of the Summary Compensation Table for 2014, 2013 and 2012 on page 41 of this proxy statement. Amounts included for 2013 and 2012, respectively, are as follows Mr. Sachdev – $438,105, $473,326; Ms. Bertsch – $93,077, $0; Mr. Cottier –$156,597, $248,140; Mr. Green – $52,500, N/A; and Dr. Wicks – $442,207, $490,385. With respect to the SERP, this column includes the following amounts for each of the Named Executive Officers which are included in the “All Other Compensation” column of the Summary Compensation Table for 2013 and 2012, respectively: Mr. Sachdev – $48,000, $73,120; Ms. Bertsch –$27,000, $20,250; Mr. Cottier – $22,500, $20,460; Mr. Green – $21,000, N/A; and Dr. Wicks – $25,500, $23,760.

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EMPLOYMENT AGREEMENTS

Employment Agreement with Mr. Sachdev

The employment agreement with Mr. Sachdev was amended and restated on September 3, 2013 for a five-year period effective as of January 1, 2014. Under the Amended and Restated Employment Agreement, Mr. Sachdev will continue to serve as President and CEO of the Company. The Amended and Restated Employment Agreement provides the following:

•	a base salary of not less than $990,000;

•	eligibility for annual performance bonuses under the Bonus Plan, with a target of 100% of his annual base salary;

•	participation in all retirement, disability, pension, savings, health, medical and dental insurances and other fringe benefits available to executives;

•

participation in the 2003 LTIP, with annual equity grants targeted to achieve a value equal to $3,600,000, in the form of stock options, performance shares, RSUs or other forms of equity, as determined by the Compensation Committee, and, depending on performance, actual performance share payout may range from zero up to 200% of target; and

•

cash compensation, bonus and long-term incentive opportunity for 2015 - 2018 to be reviewed and set annually, with base salary not to be reduced below $990,000 per year, and bonus and long-term incentive opportunities not to be reduced.

The Amended and Restated Employment Agreement further provides that if the Company terminates Mr. Sachdev’s employment for “cause” (as defined in the Amended and Restated Employment Agreement) or Mr. Sachdev voluntarily terminates his employment without “good reason” (as defined in the Amended and Restated Employment Agreement) before the end of the employment period, Mr. Sachdev would receive his base salary through the date of termination but will not be entitled to any severance compensation or to any further base salary, bonus or benefits unless otherwise specified in a benefit program. If the Company involuntarily terminates Mr. Sachdev’s employment without “cause” or Mr. Sachdev terminates his employment for “good reason” before the end of the employment period, Mr. Sachdev would receive his base salary through the date of termination and, provided that he executes a release of claims, he would receive severance pay equal to 2.99 times his annual base salary. Such severance payments would be made in equal installments over a 36 month period payable on the dates on which the base salary would have otherwise been paid if his employment had continued. Mr. Sachdev shall not be entitled to such severance pay if he becomes entitled to any termination payments or other severance payments under the CIC agreement previously entered into between the Company and Mr. Sachdev. In the event that Mr. Sachdev is determined to be a specified employee in accordance with Code Section 409A, any such severance payments shall begin on the first payroll date that is more than six (6) months following the date of separation from service, but only to the extent that such payments do not satisfy an exception to Code Section 409A.

In the event of Mr. Sachdev’s death, the Company’s obligations under the Amended and Restated Employment Agreement will terminate on the last day of the month in which he dies or in the event of his disability, on the date he first becomes entitled to receive disability benefits under the Company’s long-term disability plan. The Company will pay to Mr. Sachdev or his estate all accrued and unpaid base salary and a pro rata annual bonus for the year of termination based on actual performance for that fiscal year.

In the event Mr. Sachdev voluntarily retires from the Company after he attains age 65, he would receive his base salary through the date of termination but will not be entitled to any severance compensation, additional base salary or benefits unless otherwise specified in a benefit program maintained by the Company. Upon such retirement, Mr. Sachdev would become fully vested in any unvested equity awards and eligible to receive a pro rata annual bonus for the year of termination based on actual performance for that fiscal year.

Pursuant to the Amended and Restated Employment Agreement, Mr. Sachdev agrees to protect the Company’s confidential information and not to compete against the Company during his employment with the Company and for a two-year period following termination of employment.

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CIC Agreements with Named Executive Officers

The Company has CIC agreements in place with each Named Executive Officer.

Under the agreement, a CIC is generally defined as:

•	Individuals who constitute the incumbent board (as defined in the agreement) cease for any reason to constitute at least a majority of the Board.

•

More than 25% of (a) the Outstanding Company Voting Securities or (b) the Outstanding Company Common Stock is directly or indirectly acquired or beneficially owned (as defined in Exchange Act Rule 13d-3) by any individual, entity or group, except that the following shall not constitute changes in control:

¡	any acquisition or beneficial ownership by the Company or its subsidiary; or

¡	any acquisition or beneficial ownership by any employee benefit plan (or related trust) sponsored or maintained by the Company or one or more of its subsidiaries.

•	Consummation of a Business Combination, unless in each case following such Business Combination:

¡

all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of Common Stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors or other governing body, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that as a result of such transaction owns the Company through one or more subsidiaries);

¡

no individual, entity or group (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, more than 25% of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors or other governing body of the entity resulting from such Business Combination, except to the extent that such individual, entity or group owned more than 25% of the Outstanding Company Common Stock or Outstanding Company Voting Securities prior to the Business Combination; and

¡

at least a majority of the members of the board of directors or other governing body of the entity resulting from such Business Combination were members of the incumbent board (as defined in the agreement), or of the action of the Board, approving such Business Combination.

•	The Company shall sell or otherwise dispose of all or substantially all of the assets of the Company (in one transaction or a series of transactions).

•	The shareholders of the Company shall approve a plan to liquidate or dissolve the Company, and the Company shall commence such liquidation or dissolution.

It is anticipated that consummation of the pending transaction with Merck KGaA would constitute a CIC.

In the event of a CIC, the executive vests in outstanding stock awards and incentive programs. The executive is entitled to receive a lump sum equal to the pro-rata portion of his or her target bonus payable under the terms of the Bonus Plan for his or her services and performance to the date of the CIC, provided, that, any such compensation that is nonqualified deferred compensation shall be vested in a pro-rata amount of the target bonus and payable under the terms of the awards and plans. In addition, if a CIC occurs and the executive’s employment with the Company is terminated by the Company without cause or by the executive for good reason, in each case within the six-month period prior to, or within the two-year period following the CIC, the executive shall receive a termination payment equal to 1, 2, or 2.99 multiplied by the executive’s base salary plus target bonus. The 2.99 multiple applies to each Named Executive Officer. CIC payments shall be reduced by any lump sum severance payments otherwise due under Company severance programs. In addition, the Company will maintain director and officer insurance for the benefit of

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the executive, to the maximum extent and for the maximum duration provided under applicable by-laws and insurance policies to the extent permitted by law, and the Company will indemnify the executive for all of the expenses incurred or damages paid or payable with respect to a bona fide claim against the executive where such claim is based on actions or failures to act by the executive in his or her capacity as an employee of the Company, to the maximum extent and for the maximum duration provided under applicable by-laws and insurance policies to the extent permitted by applicable law.

In connection with the termination payments described above, the executive agrees to protect the Company’s confidential information which was acquired in connection with or as a result of the executive’s services for the Company and not to compete against the Company during his employment with the Company and for a two-year period following termination of employment.

Granting of any CIC agreement requires advance approval of the Compensation Committee. The initial term of each CIC agreement is one year, and thereafter shall continue in effect for successive periods of one year unless either the Company or the executive gives written notice of intent to terminate the agreement at least six months prior to the expiration of the then current term. The agreements do not provide for any excise tax gross-up and require that a breach by an executive of the non-disclosure or non-compete provisions would relieve the Company of its obligation to make, and require the executive to repay, certain termination payments.

POST-EMPLOYMENT PAYMENTS

POST-EMPLOYMENT PAYMENTS - STOCK OPTION AWARDS

Except as otherwise described below, if a participant’s employment terminates for any reason, the participant’s right to exercise any options that have been held less than 12 months from the date of grant, which we refer to as the “non- exercise period,” terminates. Under no circumstances can stock options be exercised beyond the expiration date. The following provisions apply upon termination of employment after the lapse of the non-exercise period (or as otherwise specified below):

Termination Without Cause or Retirement

The participant may exercise the vested, unexercised portion of stock options at any time for 12 months after the date of termination in the case of termination of employment by us without cause. In the event of retirement, a participant may exercise the unexercised portion of stock options granted before January 1, 2006 at any time during the 12 months following the date of retirement, or for options granted on or after January 1, 2006 at any time for five years after the date of retirement. In the case of termination without cause, the participant may exercise an option to the extent that he or she could have exercised the option if the participant had remained employed during the 12-month period. In the case of retirement, all options held by the participant vest immediately in full and may be exercised in whole or in part at any time during the applicable 12-month or five-year periods, whether or not the non-exercise period has lapsed, but prior to the expiration of the option term.

•

“Cause” means the failure by a participant to perform his or her duties with us as a result of incompetence or willful neglect or the willful engaging in conduct which is injurious to us or an affiliate, monetarily or otherwise, as determined by the Compensation Committee in its sole discretion, including, without limitation, the existence of a conflict of interest or the commission of a crime, as determined in good faith by the Compensation Committee.

•	“Retirement” means the voluntary termination of employment after either attainment of age 65 or a retirement age specified in the RSVP, which is the attainment of age 55 with seven years of service.

If the participant dies within the 12-month period in the case of termination of the participant’s employment by us without cause, or within the 12-month or five-year period in the case of termination because of retirement of the participant, the option may be exercised at any time during the 12 months after the date of the death of the participant by his or her successor, in the case of termination without cause, to the extent he or she could have exercised the

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option if the participant had remained employed during the 12-month period, without regard to the requirement of exercise within 12 months after termination of employment; or in the case of retirement, to the extent of any or all of the options held by the participant, whether or not the non-exercise period has elapsed with respect to the options, without regard to the requirement of exercise within five years after termination of employment, but prior to the expiration of the option term.

Any unexercised portion will terminate immediately if and when the participant becomes an employee, agent or principal of one of our competitors, or of any affiliate, without our consent.

Termination Due to Death or Disability

If employment is terminated because of death or disability while in our employ, options granted before January 1, 2006 under the 2003 LTIP may be exercised by the participant or by his or her personal representative at any time during the 12-month period after the date of death or disability, whether or not the non-exercise period has elapsed. The exercise period is extended to five years for options issued after January 1, 2006 under the 2003 LTIP or the 2014 LTIP, unless otherwise provided by the Compensation Committee or an applicable agreement; each stock option agreement continues to limit the exercise period to the 12-month period after the date of death or disability. However, in no event may a participant exercise an option after its specified term expires.

“Disability” means that the participant is permanently and totally disabled as provided in Section 422(c)(6) of the Code, which ascribes disability to a person when he or she is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months. All determinations as to the date and extent of disability of any participant will be made by the Compensation Committee upon the basis of such evidence as it deems necessary or desirable to review.

If a participant dies within the exercise period following disability, the option may be exercised at any time during the period of 12 months after the date of death or before the expiration of the option term, whichever comes first, by a legal representative of the participant.

Termination for Cause or Voluntary Termination

If an employee is terminated by us for cause or voluntarily terminates employment with us for any reason other than retirement, any unexercised portion of any stock option granted to the employee will terminate with his or her termination of employment.

POST-EMPLOYMENT PAYMENTS - PERFORMANCE SHARE AWARDS

If a participant’s employment with us terminates during a performance period because of retirement or involuntary termination without cause, the participant will be entitled to receive a number of performance shares at the end of the performance period based upon the extent to which achievement of performance targets was satisfied at the end of the period (as determined at the end of the performance period) and prorated for the portion of the performance period during which the participant was employed by us. If a participant’s employment with us or any affiliate terminates during a performance period because of death or disability, the participant will be entitled to receive a number of performance shares, or payment thereof, in the month following such separation from service as though achievement of 100 percent of performance targets was satisfied at the end of such period and prorated for the portion of performance period during which the participant was employed by us or any affiliate. Except as provided above, if a participant’s employment terminates with us during a performance period for any other reason, then the participant will not be entitled to any payment with respect to that performance period.

POST-EMPLOYMENT PAYMENTS - RSU AWARDS

For time-based RSUs issued as part of annual grants, if a participant’s employment with us terminates because of involuntary termination without cause, death, disability or retirement, a pro-rata portion of all the outstanding RSUs shall vest, and the shares underlying such RSUs will be issued at the time specified in the award agreement. For RSUs

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issued as special one-time grants, if a participant’s employment with us terminates because of involuntary termination without cause, death or disability, a pro-rata portion of all of the outstanding RSUs shall vest, and the shares underlying such RSUs will be automatically issued and delivered on the date of such termination of employment or such later date as required by the award agreement. In both instances, the prorated amount is based on the number of months in the vesting period during which the participant was employed by the Company. Except as provided above or following a CIC, if a participant’s employment terminates during a vesting period for any other reason, the RSUs shall not vest and shall become forfeited for no value and without any issuance of shares.

POTENTIAL PAYMENTS UPON TERMINATION OR CIC

The following tables reflect the amount of compensation payable to each Named Executive Officer upon death, disability, retirement, voluntary termination, involuntary termination without and with cause, termination following a CIC and a CIC. Compensation payable to each Named Executive Officer upon resignation for good reason following a CIC would result in the same benefits as an involuntary termination following a CIC. As noted above, it is anticipated that completion of the pending transaction with Merck KGaA would constitute a CIC. The amounts shown assume that such termination was effective as of December 31, 2014 and performance share payouts were at the target level. The actual amounts to be paid can only be determined at the time of such executive’s separation from the Company. Footnotes follow the last table on page 57. The Named Executive Officers would receive other payments and benefits as well upon termination of employment to which they were already entitled or vested in on such date, including amounts under the Company’s retirement programs and nonqualified deferred compensation plans in accordance with their terms as described on page 48 of this proxy statement under “Retirement Plan” and page 49 of this proxy statement under “Nonqualified Deferred Compensation.”

Rakesh Sachdev	Accelerated Awards ($) (1)	Severance ($) (2)	Cash Bonus ($) (3)	Retirement Benefits ($) (4)	Supplemental Retirement Benefits ($) (5)	Health ($) (6)	Total Payments ($)

Death	21,695,844	—	—	395	130,189	—	21,826,428
Disability	21,695,844	—	—	395	130,189	—	21,826,428
Retirement	—	—	—	395	—	—	395
Termination-Voluntary	—	—	—	395	—	—	395
Termination-Involuntary Without Cause or Resignation With Good Reason	20,739,489	2,990,000	—	395	130,189	—	23,860,073
Termination-Involuntary With Cause	—	—	—	395	—	—	395
Termination Following Change-in-Control	25,919,093	5,980,000	—	395	130,189	—	32,029,677
Change-in-Control	—	—	1,000,000	—	—	—	1,000,000

Jan A. Bertsch	Accelerated Awards ($) (1)	Severance ($) (2)	Cash Bonus ($) (3)	Retirement Benefits ($) (4)	Supplemental Retirement Benefits ($) (5)	Health ($) (6)	Total Payments ($)

Death	6,854,078	—	—	104	71,605	—	6,925,787
Disability	6,854,078	—	—	104	71,605	—	6,925,787
Retirement	—	—	—	104	—	—	104
Termination-Voluntary	—	—	—	104	—	—	104
Termination-Involuntary Without Cause	6,955,527	—	—	104	52,974	—	7,008,605
Termination-Involuntary With Cause	—	—	—	104	—	—	104
Termination Following Change-in-Control	7,553,394	2,417,415	—	104	71,605	—	10,042,518
Change-in-Control	—	—	318,500	—	—	—	318,500

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Gilles A. Cottier	Accelerated Awards ($) (1)	Severance ($) (2)	Cash Bonus ($) (3)	Retirement Benefits ($) (4)	Supplemental Retirement Benefits ($) (5)	Health ($) (6)	Total Payments ($)

Death	3,683,465	—	—	2,418	—	—	3,685,883
Disability	3,683,465	—	—	2,418	—	—	3,685,883
Retirement	3,683,465	—	—	2,418	—	—	3,685,883
Termination-Voluntary	—	—	—	2,418	—	—	2,418
Termination-Involuntary Without Cause	3,683,465	—	—	2,418	—	—	3,685,883
Termination-Involuntary With Cause	—	—	—	2,418	—	—	2,418
Termination Following Change-in-Control	4,387,660	2,015,335	—	2,418	—	—	6,405,413
Change-in-Control	—	—	265,525	—	—	—	265,525

Eric M. Green	Accelerated Awards ($) (1)	Severance ($) (2)	Cash Bonus ($) (3)	Retirement Benefits ($) (4)	Supplemental Retirement Benefits ($) (5)	Health ($) (6)	Total Payments ($)

Death	2,365,979	—	—	6,951	15,521	—	2,388,451
Disability	2,365,979	—	—	6,951	15,521	10,138	2,398,589
Retirement	—	—	—	6,951	—	10,138	17,089
Termination-Voluntary	—	—	—	6,951	—	—	6,951
Termination-Involuntary Without Cause	2,199,920	—	—	6,951	15,521	—	2,222,392
Termination-Involuntary With Cause	—	—	—	6,951	—	—	6,951
Termination Following Change-in-Control	2,962,829	1,850,063	—	6,951	15,521	—	4,835,364
Change-in-Control	—	—	243,750	—	—	—	243,750

Franklin D. Wicks	Accelerated Awards ($) (1)	Severance ($) (2)	Cash Bonus ($) (3)	Retirement Benefits ($) (4)	Supplemental Retirement Benefits ($) (5)	Health ($) (6)	Total Payments ($)

Death	3,683,465	—	—	5,070	—	18,431	3,706,966
Disability	3,683,465	—	—	5,070	—	18,431	3,706,966
Retirement	3,683,465	—	—	5,070	—	18,431	3,706,966
Termination-Voluntary	—	—	—	5,070	—	18,431	23,501
Termination-Involuntary Without Cause	3,683,465	—	—	5,070	—	18,431	3,706,966
Termination-Involuntary With Cause	—	—	—	5,070	—	18,431	23,501
Termination Following Change-in-Control	4,387,660	2,269,410	—	5,070	—	18,431	6,680,571
Change-in-Control	—	—	299,000	—	—	—	299,000

(1)

This column includes the value of accelerated equity or cash long-term incentive awards. Accelerated equity is the value of unvested stock options, unvested RSUs and unvested performance share awards that would become exercisable or vest upon termination. Such awards are shown in the Outstanding Equity Awards at Fiscal Year-End table beginning on page 45 of this proxy statement. The value for options was calculated using $137.27, the closing price per share of Common Stock on December 31, 2014, the last trading day of 2014, less the option exercise price per share for the total number of options accelerated. The value for RSU and performance share awards was also based on $137.27 for the total number of RSUs and performance share awards accelerated. With respect to Mr. Sachdev’s September 2013 special stock option award and Ms. Bertsch’s February 2014 special stock option award, all options will become 100% vested and exercisable, and the executive may exercise the unexercised portion of such options at any time for five years after the date of retirement or termination, in the case of retirement, termination of employment by the Company without cause or resignation by the executive with good reason. In the event of termination due to death or disability, Mr. Sachdev’s September 2013 special stock option award and Ms. Bertsch’s February 2014 special stock option award will vest in full and may be exercised at any time during the three year period after the date of death or disability, or the five year period after the date of death or disability if the executive is retirement eligible as of such date. With respect to Mr. Sachdev’s September 2013 special performance share award and Ms. Bertsch’s February 2014 special performance share award, if the executive’s employment terminates during the performance period because of death or disability, the executive’s award will immediately vest as though all performance targets were satisfied at the end of such performance period, payable in the month following termination. In the event of termination by the Company without

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cause or resignation by the executive with good reason during the performance period, Mr. Sachdev’s September 2013 special performance share award and Ms. Bertsch’s February 2014 special performance share award will immediately vest as though the time-based vesting requirement was fully satisfied, with the actual payout subject to achievement of pro-rated performance conditions. In addition, this column includes the special cash award of $500,000 granted to Ms. Bertsch on September 21, 2014, the vesting of which accelerates upon a termination by the Company for any reason other than cause or by Ms. Bertsch for good reason.

(2)

Mr. Sachdev is entitled to receive a payment equivalent to 2.99 years of his annual base salary if terminated involuntarily without cause or upon resignation with good reason. The other Named Executive Officers do not have severance agreements.

(3)

Under the terms of the CIC agreements, each Named Executive Officer is entitled to an incentive payment equal to such executive’s target annual bonus under the Bonus Plan determined on a pro-rata basis based on the executive’s number of days employed from the first day of the calendar year to the date of the CIC.

(4)

Participants in the RSVP are entitled to the vested account balance upon termination of employment. The amounts shown in this column represent the excess of the vested account balance over the present value of accumulated benefits shown in the Pension Benefits for 2014 table on page 49 of this proxy statement.

(5)

The SERP vests 50% after five completed years of participation plus an additional 10% for each completed year of participation thereafter. The amount shown is the unvested portion of the account that vests upon termination for the reasons shown. Participants in the Restoration Plan may receive Company match and discretionary contributions that vest after three years of service and/or additional Company contributions that are immediately vested. For 2014, the unvested portion was 0 for each Named Executive Officer except Ms. Bertsch - $18,631.

(6)

The amounts in this column reflect accumulated post-retirement benefit obligation, as of December 31, 2014, pursuant to our retiree medical plan estimated using the methodology of FASB ASC Topic 715, Compensation – Retirement Benefits. These benefits are generally available to U.S. employees hired prior to July 1, 2000. Of the Named Executive Officers, only Mr. Green and Dr. Wicks are eligible to receive these benefits. Mr. Cottier was not a U.S. employee as of July 1, 2000, and Mr. Sachdev and Ms. Bertsch were hired after July 1, 2000.

AGENDA ITEM III.

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

As required by Section 14A of the Exchange Act, we are asking our shareholders to provide advisory approval of the compensation of the Named Executive Officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC. At our 2014 annual meeting, our shareholders overwhelmingly supported a resolution approving the compensation of the Named Executive Officers. In addition, at our meeting held in 2011, our shareholders voted in favor of holding future advisory votes to approve Named Executive Officer compensation annually. Our Board determined, as a result of such vote on the frequency of the advisory vote to approve Named Executive Officer compensation, that we will hold an advisory vote to approve Named Executive Officer compensation every year.

This vote is advisory and not binding on the Company, the Board and the Compensation Committee. However, the Board and the Compensation Committee are interested in the opinions expressed by our shareholders on this proposal and will consider the outcome of the vote when making future compensation decisions for the Named Executive Officers. We encourage shareholders to review the Compensation Discussion and Analysis, beginning on page 24, for details regarding our executive compensation program.

As previously noted in the Compensation Discussion and Analysis, our executive compensation program is based on our pay-for-performance philosophy and designed to ensure our compensation plans work to create long-term shareholder value by appropriately incentivizing our executive team to meet and exceed both our long-term strategic and annual operating plans. The relationship of actual pay delivered and Company performance is key.

Key 2014 financial results were as follows:

•

Sales were $2,785 million, an increase of 3 percent compared to the same period last year. Excluding the changes in foreign currency exchange rates, which lowered sales by 1 percent, sales increased organically by 4 percent year over year.

•	Gross profit margin was 51.0 percent, an increase from 50.3 percent in 2013. Operating income margin was 24.5 percent, compared to 24.4 percent in 2013.

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•	Net income was $500 million compared to $491 million in 2013. Changes in foreign currency exchange rates as compared to the prior year reduced otherwise reportable net income by $11 million.

•	Diluted net income per share was $4.17, compared to $4.06 in 2013.

For a discussion of the Company’s use of non-GAAP financial measures, see page 20 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Financial Measures.”

The Company achieved record sales and earnings again in 2014. The Company achieved 2014 annual performance goals above target levels resulting in annual cash bonus payouts between target and maximum as more fully explained under “Compensation Analysis — Annual Cash Bonus” beginning on page 30 of this proxy statement. The Company achieved long-term performance goals related to the 2012 - 2014 performance share awards below target levels resulting in a payout of the 2012 awards between the threshold and target levels as more fully explained under “Compensation Analysis — Performance Shares” beginning on page 35 of this proxy statement.

We believe that our executive compensation program is designed appropriately and is working to ensure management’s interests are aligned with our shareholders’ interests by supporting the delivery of both our annual operating and long-term strategic plans and including equity as a significant component of compensation. Compensation unrelated to performance is limited to base salary and RSUs, which represent one-fourth of each Named Executive Officer’s annual long-term incentive award. The Company considers stock options to be performance-based as does the IRS. Our CIC agreements with the Named Executive Officers do not provide payments without involuntary job loss or substantial diminution of duties (i.e., double-trigger). We do not provide tax gross-ups on CIC severance payments or extended welfare or retirement benefits. We do not provide guaranteed incentive awards and our perquisites are very limited and in line with our pay-for-performance philosophy. In 2011, we added a clawback provision to all future employee equity awards and extended our existing clawback policy to cover any financial restatement, regardless of wrongdoing. In 2012, we added relative TSR as a performance metric for performance share awards to better align pay to long-term shareholder value creation.

Accordingly, we ask shareholders to vote FOR the following resolution at the Meeting:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and the accompanying footnotes and narrative discussion.”

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the overall compensation of the Named Executive Officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.

THE BOARD RECOMMENDS A VOTE FOR ADOPTION OF THE RESOLUTION APPROVING THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

RELATED PARTY DISCLOSURE

In order to identify and address any concerns regarding related party transactions and their disclosures, the Company utilizes an annual directors’ and officers’ questionnaire and a business conduct policy with annual reaffirmation.

DIRECTORS AND OFFICERS QUESTIONNAIRES

Annual directors’ and officers’ questionnaires are distributed at the beginning of each year in order to identify related party transactions, among other things. Pursuant to the questionnaire, directors and executive officers are asked to identify and describe any transaction, or series of similar transactions, since the beginning of the prior fiscal year, or

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any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a participant, in which the dollar amount involved exceeded $120,000 and the individual, any member of the individual’s immediate family, any entity which is owned or controlled by the foregoing persons or any entity in which the foregoing persons have a substantial ownership interest or control had, or will have, a direct or indirect material interest. Responses provided to the questionnaire by directors and executive officers are reviewed by the Company’s management to determine any necessary course of action.

BUSINESS CONDUCT POLICY

Guidelines regarding conflicts of interest are outlined in the Business Conduct Policy for all employees, including the Named Executive Officers and directors. The Business Conduct Policy is available on the Company’s website, www.sigmaaldrich.com, under “Investor Relations – Corporate Governance.” A review of any reported exceptions to the Business Conduct Policy is performed by Internal Audit annually.

Upon hire, each employee is asked to read the Business Conduct Policy and sign an acknowledgment regarding compliance therewith. Management, as well as employees in positions having authority to commit or expend Company assets or in possession of material, nonpublic information about the Company, are asked to complete and sign an annual Business Conduct Policy compliance questionnaire, which reaffirms their commitment to the Business Conduct Policy and provides an opportunity to communicate possible violations thereof. In addition, an annual notice is sent to all employees directing them to reread and reacquaint themselves with the Business Conduct Policy.

Pursuant to the Business Conduct Policy, employees and directors have a responsibility to always act in the Company’s best interest. Employees and directors should never be influenced by personal considerations or relationships when making decisions that impact the Company. Potential conflicts of interest can arise if an employee or a director, or any member of their immediate family:

•	acts as an employee, director, agent or consultant to any entity that is a competitor, customer or supplier of the Company;

•	has greater than a 5% financial interest in any business with which the Company currently does business or competes;

•	acquires any real property, leaseholds, patents or other property or rights in which the Company has an interest or is likely to have an interest;

•	influences or directs Company business to a friend or relative;

•	accepts other than nominal gifts from a customer, supplier or other business associate of the Company; or

•

accepts any loans or payments from a customer or supplier of the Company in exchange for a business transaction, accepts inflated pricing or unacceptable levels of service (i.e., quality below specifications or receipt of short shipments), or any other such treatment that negatively impacts the Company. Such payments may be considered bribes or kickbacks and are strictly prohibited.

Employees and directors are instructed under the Business Conduct Policy to avoid any situations that may lead to a conflict of their personal interests with those of the Company. Should a potential conflict of interest currently exist or develop in the future, employees are required to report the potential conflict in writing within 10 days to: (1) their direct manager; (2) a Company officer; or (3) the Internal Audit Director. Each situation is reviewed to determine if the employee’s duties, or the duties of his or her subordinates, require making decisions that could be influenced by the potential conflict reported. If it is determined a conflict of interest exists, the employee may be asked to eliminate the conflicting situation, be removed from the Company duty which causes the conflict of interest, be transferred to a new position where there is no conflict or face disciplinary action, if appropriate.

The recipient of a report of a potential conflict of interest is required to report the potential conflict in writing within 10 days. There is an escalation procedure whereby this information is made known to the Internal Audit Director, who in turn will inform both the CEO and the Chairman of the Audit Committee. All potential conflicts of interest are required to be disclosed in the annual Business Conduct Policy compliance questionnaire, even if previously reported.

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In meeting the requirements of the Business Conduct Policy, directors are expected to avoid any situations that may lead to a conflict between their personal interests and the interests of the Company. Should a potential conflict of interest currently exist or develop in the future, directors are required to report the potential conflict in writing within 10 days to the Chairman of the Audit Committee. Each situation will be reviewed to determine if the director’s duties require making decisions that could be influenced by the potential conflict reported. If it is determined that a conflict of interest exists, the director will be asked to eliminate the situation creating the conflict or to resign from the Board. The annual directors and officers questionnaire also requires disclosure of any potential conflicts of interest, even if previously reported.

The Governance Committee reviews any conflicts of interest, related party transactions or violations of the Business Conduct Policy involving a director or executive officer. The Audit Committee also reviews any related party transactions between the Company and any director or executive officer.

CODE OF ETHICS

The Company maintains the Business Conduct Policy as part of its corporate compliance program. The Business Conduct Policy applies to all directors and employees, including the Company’s principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The Business Conduct Policy is available on the Company’s website at www.sigmaaldrich.com, under “Investor Relations – Corporate Governance.” The Company intends to disclose amendments to or waivers of the Business Conduct Policy granted to the individual executive officers listed above and the directors on the Company’s website within four business days of such amendment or waiver. Shareholders may request a paper copy of the Business Conduct Policy by writing to the Corporate Secretary at Sigma-Aldrich Corporation, 3050 Spruce Street, St. Louis, MO 63103.

TRANSACTIONS WITH RELATED PARTIES

Since January 1, 2014, there have been no transactions, and no currently proposed transactions exist, in which the Company was or is to be a participant and the amount involved exceeds $120,000 and in which any related party had or will have a direct or indirect material interest.

VOTE REQUIRED; OTHER MATTERS

Because the election of directors is not a contested election, each director will be elected by the vote of the majority of the votes cast. A “contested election” means an election in which the number of candidates exceeds the number of directors to be elected. A “majority of the votes cast” means that the number of votes cast “for” a director exceeds the number of votes cast “against” that director. “Votes cast” excludes abstentions and broker non-votes and therefore abstentions and broker non-votes will have no effect on the election of directors.

Under Delaware law, if a director is not elected at the Meeting, the director will continue to serve on the Board as a “holdover director.” As required by the By-laws, in the event that an incumbent director fails to receive a majority of the votes cast, the By-laws provide that the director will submit to the Governance Committee a written resignation from the Board and the Governance Committee will consider the director’s resignation and recommend to the Board whether to accept or reject the resignation. The Board will decide whether to accept or reject the resignation and publicly disclose its decision and the rationale behind the decision within 90 days after the election results are certified.

The affirmative vote of the holders of a majority of the shares represented in person or by proxy at the Meeting and entitled to vote on the proposal in question is required to (i) ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm, (ii) approve, on an advisory basis, the compensation of the Named Executive Officers, and (iii) approve any other matters properly brought before the Meeting. Shares represented by proxies which are marked “against” or “abstain” with respect to such matters, or which deny discretionary authority on other matters, are entitled to vote and will be counted for the purpose of determining the number of shares represented by proxy at the Meeting. Such proxies will thus have the same effect as if the shares represented thereby were voted against such matters.

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Although the advisory vote to approve the compensation of the Named Executive Officers is non-binding, as provided by law, the Board will review the results of the vote and take it into account in making future executive compensation decisions.

If shares are voted on one or more but less than all matters on proxies returned by brokers, such shares will be treated as not represented at the Meeting as to any matter or matters on which they were not voted, and will thus have no impact on the voting for such matters, except in the case of the proposals to amend the Certificate of Incorporation, as to which they will have the same effect as a vote against such proposals.

The Company knows of no other matters to be presented for consideration at the Meeting. If any other matters are properly brought before the Meeting, the persons named in the proxy card intend to vote or act with respect to items in accordance with their best judgment. The affirmative vote of the holders of the majority of shares represented at the Meeting and entitled to vote on the matter is required for approval of any such other matters which are properly brought before the Meeting.

SHAREHOLDER PROPOSALS

Written proposals of shareholders to be included in the proxy statement and form of proxy for the next annual meeting of shareholders must both satisfy the requirements of Rule 14a-8 under the Exchange Act and be received at the Company’s executive offices no later than November 20, 2015. Upon receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and form of proxy in accordance with Rule 14a-8 under the Exchange Act.

Under the By-laws, in order for a shareholder to nominate a candidate for director, or to bring other business before a shareholders’ meeting, timely notice must be given to and received by the Company in advance of the meeting. In the case of an annual meeting of shareholders, ordinarily, such notice must be given and received not less than 90 nor more than 120 days before the first anniversary of the preceding year’s annual meeting (or between January 6, 2016 and February 5, 2016 in the case of the 2016 annual meeting of shareholders); provided, however, that in the event the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, then such notice must be given by the shareholder and received by the Company no earlier than the 120th day prior to such annual meeting and no later than the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of such meeting is first made. In certain cases, notice may be delivered and received later if the number of directors to be elected to the Board is increased. In the case of a nomination, the shareholder submitting the notice must describe various matters as specified in the By-laws, including the name and address of each proposed nominee, his or her occupation and number of shares held and certain other information. In the case of a proposal of other business, the notice must include a description of the proposed business (which must otherwise be a proper subject for action by the shareholders), the reasons therefor and other matters specified in the By-laws.

In the case of special meetings of shareholders, only such business will be conducted, and only such proposals will be acted upon, as are brought pursuant to the notice of the meeting. In the event the Company calls a special meeting of shareholders to elect one or more directors, any shareholder may nominate a candidate if such shareholder complies with the timing and notice requirements contained in the By-laws.

In the case of an annual or special meeting, the shareholder proponent must be a shareholder of the Company who was a shareholder of record both at the time of giving of notice and at the time of the meeting and who is entitled to vote at the meeting. Any shareholder desiring a copy of the Certificate of Incorporation or By-laws will be furnished a copy without charge upon written request to the Corporate Secretary.

The time limits under the By-laws described above also apply in determining whether notice is timely for purposes of Rule 14a-4(c) under the Exchange Act relating to exercise of discretionary voting authority, and are separate from and in addition to the SEC’s requirements that a shareholder must meet to have a proposal included in the Company’s proxy statement for an annual meeting.

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In each case, the proposals or notices described above must be submitted in writing to George L. Miller, Senior Vice President, General Counsel and Secretary, Sigma-Aldrich Corporation, 3050 Spruce Street, St. Louis, Missouri 63103.

Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933 or the Exchange Act that might incorporate filings, including this proxy statement, in whole or in part, the Audit Committee Report included on page 22 of this proxy statement and the Compensation Committee Report included on page 41 of this proxy statement shall not be incorporated by reference into any such filings; except that the Compensation Committee Report is expressly incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

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GLOSSARY OF DEFINED TERMS

Term/Abbreviation	Definition

2003 LTIP	Sigma-Aldrich Corporation 2003 Long-Term Incentive Plan

2014 Annual Meeting	2014 Annual Meeting of Shareholders of Sigma-Aldrich Corporation

2014 LTIP	Sigma-Aldrich Corporation 2014 Long-Term Incentive Plan

401(k) Plan	Sigma-Aldrich 401(k) Retirement Savings Plan

Amended and Restated Employment Agreement	Amended and Restated Executive Employment Agreement, effective as of January 1, 2014, between the Company and Rakesh Sachdev

Audit Committee	Audit Committee of the Board

Board	Board of Directors of the Company

Bonus Plan	Sigma-Aldrich Corporation Cash Bonus Plan

Business Combination	A reorganization, merger, share exchange or consolidation

Business Conduct Policy	Business Conduct Policy of Sigma-Aldrich Corporation, as adopted by the Board

By-laws	Sigma-Aldrich Corporation By-laws

CEO	Chief Executive Officer

Certificate of Incorporation	Sigma-Aldrich Corporation Certificate of Incorporation, as amended

CFO	Chief Financial Officer

CIC	Change-in-control

Code	Internal Revenue Code of 1986, as amended

Common Stock	Common stock, par value $1.00 per share, of the Company

Company	Sigma-Aldrich Corporation

Comparator Group	A group of direct competitors of the Company and other companies in the chemical, life science and high technology industries, listed on page 27 of this proxy statement

Compensation Committee	Compensation Committee of the Board

Compensation Consultant	Total Rewards Strategies, LLC, an independent national compensation consulting firm

Compensation Risk Committee	Committee consisting of senior representatives from finance, legal, human resources, Internal Audit and operations, as well as the Compensation Committee’s independent compensation consultant

Sigma-Aldrich 2015 Proxy Statement  |  64

Deferral Plan	Sigma-Aldrich Corporation 2005 Flexible Deferral Plan and 2003 Flexible Deferral Plan

EPS	Earnings per share

Exchange Act	Securities Exchange Act of 1934, as amended

FASB ASC Topic 718	Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation

Fidelity	Fidelity Management Trust Company, trustee of the 401(k) Plan

Governance Committee	Corporate Governance Committee of the Board

Governance Guidelines	Sigma-Aldrich Corporation Corporate Governance Guidelines

Internal Audit	Internal Audit Department of the Company

IRS	Internal Revenue Service

Meeting	2015 Annual Meeting of Shareholders of Sigma-Aldrich Corporation

Merck KGaA	Merck KGaA, a German corporation with general partners

Merger Agreement	Agreement and Plan of Merger, dated as of September 22, 2014, by and among the Company, Merck KGaA and Merger Sub

Merger Sub	Mario II Finance Corp., a Delaware corporation and an indirect wholly owned subsidiary of Merck KGaA

Named Executive Officers	The named executive officers of the Company, as determined under SEC rules

NASDAQ	NASDAQ Global Select Market

Non-Routine Proposals	All proposals other than those proposals that are considered “routine,” for which your broker, trustee or other nominee may not vote without specific instructions from you

Notice of Internet Availability	Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 5, 2015

Outstanding Company Common Stock	The outstanding shares of Common Stock

Outstanding Company Voting Securities	The outstanding voting securities of the Company entitled to vote generally in the election of directors
PCAOB	Public Company Accounting Oversight Board (United States)

Record Date	March 6, 2015

Restoration Plan	Sigma-Aldrich Corporation 401(k) Restoration Plan

ROE	Return on equity

Sigma-Aldrich 2015 Proxy Statement  |  65

ROIC	Return on invested capital

RSU	Restricted stock unit

RSVP	Sigma-Aldrich Corporation Retirement Security Value Plan

Science and Technology Committee	Science and Technology Committee of the Board

SEC	United States Securities and Exchange Commission

SERP	Sigma-Aldrich Supplemental Executive Retirement Plan

Total Rewards Strategies	Total Rewards Strategies, LLC

TSR	Total shareholder return

We, our or us	Sigma-Aldrich Corporation

Sigma-Aldrich 2015 Proxy Statement  |  66

ATTN: CORPORATE SECRETARY 3050 SPRUCE STREET ST. LOUIS, MO 63103-2564	FOR VOTING BY INTERNET, PHONE OR MAIL, PLEASE READ THE INSTRUCTIONS BELOW

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you are a registered holder of shares, you have the option to access future shareholder communications over the Internet instead of receiving printed documents. Participation is voluntary. If you give your consent, all future shareholder communications will be available on the Internet at www.proxyvote.com or such other location as you may be notified by mail. Material will be presented in PDF format. There is no cost to you for this service other than any charges you may incur from your internet provider, telephone and/or cable company. Once you give your consent, it will remain in effect until you inform us otherwise. You may revoke your consent at any time and/or request paper copies of any shareholder communications by notifying the Company’s transfer agent, American Stock Transfer & Trust Company, LLC, or the Company in writing at the address below. To give your consent to receive such materials electronically, follow the prompts when you vote by telephone or over the Internet, or check the appropriate box located below on the attached proxy/voting instruction card when you vote by mail.

VOTE BY MAIL

All holders must sign exactly as their name appears hereon. Fiduciaries must state their title. Joint owners both must sign. Authorized officers must sign in a corporation’s or partnership’s full legal name. Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to SIGMA-ALDRICH CORPORATION, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you vote by phone or vote using the Internet, please do not mail your proxy card. THANK YOU FOR VOTING.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M82084-P59934 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SIGMA-ALDRICH CORPORATION

This proxy will be voted FOR all of the director nominees listed in item 1 and FOR items 2 and 3 unless otherwise directed, and in the discretion of the proxies on whatever other business may properly come before the meeting.

The Board of Directors recommends a vote FOR each of the director nominees and FOR proposals 2 and 3.
VOTE ON DIRECTORS
1.	Election of directors:	For	Against	Abstain

	1a. Rebecca M. Bergman	☐	☐	☐		Nominees: (Continued)		For	Against	Abstain

	1b. George M. Church	☐	☐	☐		1i. D. Dean Spatz		☐	☐	☐

	1c. Michael L. Marberry	☐	☐	☐		1j. Barrett A. Toan		☐	☐	☐

	1d. W. Lee McCollum	☐	☐	☐	VOTE ON PROPOSALS

	1e. Avi M. Nash	☐	☐	☐	2.	Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2015		☐	☐	☐

	1f. Steven M. Paul	☐	☐	☐

	1g. J. Pedro Reinhard	☐	☐	☐	3.	Advisory vote to approve named executive officer compensation		☐	☐	☐

	1h. Rakesh Sachdev	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

MATERIALS ELECTION

By checking the box to the right, I consent to future access to shareholder communications (e.g., annual reports, proxy statements, related proxy materials) electronically via the Internet, as described in the accompanying notice. I understand the Company may no longer distribute printed materials to me for any future shareholders meeting until such consent is revoked. I understand I may revoke my consent at any time by writing the Company’s transfer agent, American Stock Transfer & Trust Company, LLC, or the Company and that costs normally associated with electronic access, such as internet usage and telephone charges, will be my responsibility.

☐

Signature [PLEASE SIGN WITHIN BOX]	Date					Signature (Joint Owners)	Date

March 20, 2015

Dear Shareholder:

The Annual Meeting of Shareholders of Sigma-Aldrich Corporation will be held at the Company’s Life Science and Technology Center, 2909 Laclede Avenue, St. Louis, Missouri 63103 at 10:00 A.M., Central Daylight Time, on Tuesday, May 5, 2015.

It is important that these shares are represented at the meeting. Whether or not you plan to attend the meeting, please review the enclosed proxy materials. You may sign, date and return this proxy card or you may vote by internet or telephone.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of

Shareholders to be held on May 5, 2015:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M82085-P59934

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE

(To be signed on reverse side)

By signing on the reverse, the shareholder(s) hereby appoint(s) D. DEAN SPATZ and J. PEDRO REINHARD, or either of them, the true and lawful attorneys-in-fact, agents and proxies, with the power of substitution and revocation, as their representatives at the Annual Meeting of Shareholders of SIGMA-ALDRICH CORPORATION to be held at the Company’s Life Science and Technology Center, 2909 Laclede Avenue, St. Louis, Missouri 63103 on Tuesday, May 5, 2015, at 10:00 A.M., Central Daylight Time (including all adjournments and postponements thereof), and to vote all shares of stock which the shareholder is entitled to vote, with all powers which the shareholder would possess if personally present.

This proxy also provides voting instructions for shares held by Fidelity Management Trust Company, the trustee for the Sigma-Aldrich 401(k) Retirement Savings Plan, and directs such trustee to vote, as indicated on the reverse side of this card, any shares allocated to this account in the plan. The trustee will vote these shares as you direct. If a valid card is not received by April 30, 2015, the shares credited to this account will be voted in the same proportion on each proposal as those shares for which the trustee has received voting instructions from the beneficial owners.

Signer(s) hereby acknowledges receipt of the Notice of Annual Meeting and accompanying Proxy Statement and 2014 Annual Report to Shareholders, and hereby revoke(s) all proxies heretofore given by the undersigned for said meeting. This proxy may be revoked prior to its exercise.

You are encouraged to specify your choices by marking the appropriate boxes on the reverse side. Shares represented by this proxy, when properly executed, will be voted as directed or, if directions are not indicated, will be voted in accordance with the Board of Directors’ recommendations. The proxies cannot vote these shares unless you sign and return this card.

Address Change/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side